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Bristol-Myers Squibb Company

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March 22, 2006

NOTICE OF 2006 ANNUAL MEETING AND PROXY STATEMENT TUESDAY, MAY 2, 2006 AT 10:00 A.M. HOTEL DU PONT 11TH AND MARKET STREETS WILMINGTON DELAWARE

DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, May 2, 2006, at 10:00 a.m.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business of the Annual Meeting will be the election of directors, the ratification of the appointment of an independent registered public accounting firm and the consideration of five stockholder proposals. We will also review the status of the company’s business at the meeting.

Both Louis V. Gerstner, Jr. and Louis W. Sullivan, M.D. will retire from the Board of Directors at this Annual Meeting and Ellen Futter retired from the Board at the end of 2005. We thank them for their dedicated service to Bristol-Myers Squibb and our stockholders and wish them well. We also welcome Louis J. Freeh to the Board.

Last year, over 88% of the outstanding shares were represented at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies throughout the voting process.

Admission to the Annual Meeting will be by ticket only. Please bring photo identification. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the top portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket.

We have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about the company or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write directly to us.

	JAMES D. ROBINSON III Chairman of the Board	PETER R. DOLAN Chief Executive Officer

345 Park Avenue

New York, New York 10154-0037

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders will be held at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, May 2, 2006 at 10:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

•	to elect nine directors of the Board of Directors, each for a term of one-year;

•	to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2006;

•	to consider five stockholder proposals, if presented at the meeting; and

•	to transact such other business as may properly come before the meeting or any adjournments thereof.

Holders of record of our company’s common and preferred stock at the close of business on March 6, 2006, will be entitled to vote at the meeting.

By Order of the Board of Directors

SANDRA LEUNG

Secretary

Dated: March 22, 2006

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important.

If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting.

To ensure that your shares will be voted at the meeting, please vote in one of these ways:

(1)	GO TO THE WEBSITE shown on your proxy card and vote via the Internet;

OR

(2)	USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is toll-free in the United States);

OR

(3)	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

This Proxy Statement and the 2005 Annual Report are available on Bristol-Myers Squibb’s Internet site at www.bms.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option and save Bristol-Myers Squibb the cost of production and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Bristol-Myers Squibb stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access Bristol-Myers Squibb’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com.

PROXY STATEMENT

DIRECTIONS TO THE HOTEL DUPONT	Inside Back Cover

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

This Proxy Statement is being sent to all stockholders of record as of the close of business on March 6, 2006 for delivery beginning March 22, 2006 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 2, 2006. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Who can attend the Annual Meeting?

Only stockholders of Bristol-Myers Squibb as of the record date, March 6, 2006, their authorized representatives and guests of Bristol-Myers Squibb may attend the Annual Meeting. Admission will be by ticket only. In addition, please be sure to bring photo identification. The Hotel duPont is accessible to disabled persons and, upon request, wireless headsets for hearing amplification will be provided.

How do I receive an admission ticket?

If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, your Annual Meeting admission ticket can be detached from the top portion of the proxy card.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

Tickets may be issued to others at the discretion of the company.

Who is entitled to vote?

All holders of record of our company’s $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 6, 2006 will be entitled to vote at the 2006 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered stockholder?

Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your proxy in one of the following manners:

(i)	via Internet;

(ii)	by telephone;

(iii)	by mail; or

(iv)	in person at the Annual Meeting.

Choosing to vote via the Internet or calling the toll-free number listed on the proxy card will save the company expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website indicated on the enclosed form and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

If you choose to vote by mail, mark your proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

If you wish to vote in person, you can vote the proxy in person at the Annual Meeting.

How do I specify how I want my shares voted?

If you are a registered stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

How do I vote if I am a beneficial stockholder?

If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a proxy issued in your name.

What items will be voted upon at the Annual Meeting?

At the Annual Meeting, the following items will be voted upon:

(i)	the election of nine directors to the Board, each for a term of one-year;

(ii)	ratification of the appointment of the company’s independent registered public accounting firm; and

(iii)	the five stockholder proposals, if presented at the meeting.

Our Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote FOR the election of directors, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006 and AGAINST each of the five stockholder proposals.

How many votes are needed to have the proposals pass?

A plurality of the votes cast at the meeting is required to elect directors. Our Board of Directors adopted a corporate governance policy regarding director elections that is contained in our Corporate Governance Guidelines, which are attached to this Proxy Statement as Annex A. The policy provides that in any uncontested election, any nominee for director who receives a greater number of votes “withheld” for his or her election than votes “for” such election (a “majority withheld vote”) will tender his or her resignation as a director within 10 business days after the certification of the stockholder vote. The Committee on Directors and Corporate Governance, without participation by any director so tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director so tendering his or her resignation, will act on the Committee’s recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the stockholder vote. We will promptly disclose the Board’s decision and the reasons for the decision in a broadly disseminated press release that will also be furnished to the Securities and Exchange Commission on Form 8-K.

The affirmative vote of a majority of the shares present in person or by proxy is required for ratification of the appointment of an independent registered public accounting firm and for the adoption of each of the five stockholder proposals.

How are the votes counted?

In accordance with the laws of the state of Delaware and our Restated Certificate of Incorporation and Bylaws,

(i)	for the election of directors, which requires a plurality of the votes cast in person or by proxy, only proxies and ballots indicating votes “FOR all nominees,” “WITHHELD for all nominees” or specifying that votes be withheld for one or more designated nominees are counted to determine the total number of votes cast;

(ii)	for the adoption of all management proposals and all stockholder proposals, which require the majority of the votes cast in person or by proxy, only proxies and ballots indicating votes “FOR,” “AGAINST” or “ABSTAIN” on the proposals or providing the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote; broker non-votes are not counted.

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

(i)	by giving timely written notice of the revocation to the Secretary of Bristol-Myers Squibb;

(ii)	casting a new vote by telephone or by the Internet; or

(iii)	by voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I designate my proxy?

If you wish to give your proxy to someone other than the Directors’ Proxy Committee, you may do so by crossing out the names of all three Proxy Committee members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

Tabulation of proxies and the votes cast at the meeting is conducted by an independent agent and certified to by independent inspectors of election.

Is my vote confidential?

Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

Bristol-Myers Squibb will pay all costs of preparing, assembling, printing and distributing the proxy materials. Management has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. Our employees may solicit proxies on behalf of our Board of Directors through the mail, in person, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

VOTING SECURITIES AND PRINCIPAL HOLDERS

At the close of business on March 6, 2006, there were 1,963,662,514 shares of $0.10 par value common stock and 6,419 shares of $2.00 convertible preferred stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth, as of February 15, 2006, beneficial ownership of shares of our common stock by each director, each of the named executive officers and all directors and officers as a group. None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of the outstanding shares of common stock.

Unless otherwise noted, such shares are owned directly or indirectly with sole voting and investment power.

Name	Total Shares Owned(a)		Common Shares Underlying Options(b)	Deferred Common Share Units(c)
R. E. Allen	153,606		26,560	100,350
L. Andreotti	408,384		341,068	—
A. R. J. Bonfield	517,413		347,499	11,371
L. B. Campbell	42,045		13,939	25,996
V. D. Coffman	58,393	(d)	18,146	40,175
J. M. Cornelius	24,096		—	4,096
P. R. Dolan	2,405,017	(e)	1,900,285	—
L. J. Freeh	2,000		—	2,000
L. V. Gerstner, Jr.	100,324		26,560	42,992	(f)
L. H. Glimcher, M.D.	39,809		18,146	21,663
D. J. Hayden, Jr.	1,432,467		1,219,328	—
L. Johansson	28,500		13,939	12,561
J. L. McGoldrick	1,252,888		1,043,815	—
J. D. Robinson III	126,816	(g)	26,560	24,833
E. Sigal, M.D., Ph.D.	463,073		277,948	17,738
L. W. Sullivan, M.D.	57,697	(h)	26,560	22,722
All Directors and Executive Officers as a Group	10,577,550		7,622,224	326,497

(a)	Consists of direct and indirect ownership of shares, including unvested restricted stock grants, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days and deferred common share units.

(b)	Consists of stock options that are currently exercisable and stock options that will be exercisable within 60 days.

(c)	For non-employee directors, represents amounts credited to their accounts under the 1987 Deferred Compensation Plan for Non-Employee Directors as deferred common share units which are valued according to the market value and shareholder return on equivalent shares of common stock. For named executive officers, represents amounts credited to their accounts under the Performance Incentive Plan as deferred common share units which are valued according to the market value and stockholder return on equivalent shares of common stock.

(d)	Includes 72 shares held by a family living trust over which neither Dr. Coffman nor his wife exercise voting nor investment power.

(e)	Includes 12,271 shares owned by a family charitable foundation over which Mr. Dolan and his wife exercise shared voting and investment power. Mr. Dolan disclaims beneficial ownership of the shares owned by the family charitable foundation.

(f)	Includes 7,423 deferred common share units credited to Mr. Gerstner’s account in the Squibb Corporation Deferred Plan for Fees of Outside Directors which are valued according to the market value and stockholder return on equivalent shares of common stock.

(g)	Includes 40,984 restricted stock units which are valued according to the market value and shareholder return on equivalent shares of common stock.

(h)	Includes 543 shares owned jointly by Dr. Sullivan and his wife over which he exercises shared voting and investment power.

Principal Holders of Common Stock

The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of our common stock.

Name	Number of Shares Beneficially Owned		Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	173,076,200	(a)	8.8	%(a)

(a)	This information is based on the Schedule 13G/A dated February 10, 2006 filed by Capital Research and Management Company with the Securities and Exchange Commission reporting beneficial ownership as of December 30, 2005. The reporting person has sole voting power with respect to 47,548,200 shares, shared voting power with respect to no shares and sole investment power with respect to all 173,076,200 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the U.S. Securities and Exchange Commission. To the best of our knowledge, during 2005 all applicable Section 16(a) filing requirements were met.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. Our Board has responsibility for establishing broad corporate policies and for the overall performance of our company. It is not, however, involved in operating details on a day-to-day basis. Our Board is kept advised of the company’s business through regular written reports and analyses and discussions with the Chief Executive Officer and other officers of Bristol-Myers Squibb, by reviewing materials provided to them and by participating in Board and Board Committee meetings.

Corporate Governance

We maintain a corporate governance webpage at http://www.bms.com/aboutbms/corporate_governance/data/.

Our Board of Directors adopted Corporate Governance Guidelines in 2002. From time to time, our Board revises the Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices, and the concerns of our stockholders and other constituents. The Corporate Governance Guidelines are attached to this Proxy Statement as Annex A and may be viewed on the company’s website at www.bms.com.

Consistent with these goals, the Committee on Directors and Corporate Governance and the Compensation and Management Development Committee have reviewed various corporate governance and executive compensation issues during the past year and made recommendations to our Board. Based on these recommendations, our Board of Directors adopted the following corporate governance initiatives.

•	Our Board adopted a policy providing that in an uncontested election for directors, any nominee for director who receives a greater number of votes “withheld” for his or her election than votes “for” such election will tender his or her resignation for consideration by the Committee on Directors and Corporate Governance and by the other members of the Board of Directors.

•	In addition to our Board-adopted policy that generally requires the Board to seek stockholder approval prior to the adoption of a stockholder rights plan, we amended our Bylaws to require that all stockholder rights plans be approved by a minimum of two-thirds of the Board and that such plans must expire one year after Board adoption unless approved by our stockholders.

•	We will update the political contributions disclosure on our website on a semi-annual basis.

•	Beginning with the 2007 long-term incentive grants, we will reduce the portion of long-term incentives provided in the form of restricted stock for named executive officers from approximately 30% to approximately 15%. The value from the decreased restricted stock grants will be allocated across the long-term performance award plan and stock options with exercise thresholds, thus tying approximately 85% of long-term incentives to specific performance criteria.

These changes supplement the corporate governance initiatives previously approved by our Board of Directors which include:

•	The recommendation that stockholders approve the amendment to the Restated Certificate of Incorporation to effect the elimination of all supermajority vote requirements, except the requirement of a supermajority vote to return to a classified Board structure which was approved by stockholders;

•	The adoption of a policy requiring stockholder approval for any future agreements providing executives cash severance payments in excess of 2.99 times the executive’s base salary and cash bonus;

•	The adoption of a policy wherein the Board will seek reimbursement of bonuses paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial statements; and

•	The disclosure on our website of all political contributions made by our company and by our company-sponsored employee political action committee, to political committees, parties or candidates on both state and federal levels. The report is also available to stockholders upon written request.

Director Independence

It is the policy of our Board that a substantial majority of its members be independent from management and the Board has adopted independence standards that meet, and in some areas exceed, the listing standards of the New York Stock Exchange. In accordance with our Corporate Governance Guidelines, our Board undertook its annual review of director independence. Our Board considered, any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and Bristol-Myers Squibb and its subsidiaries. Following the review, our Board determined, by applying the independence standards contained in the Corporate Governance Guidelines which are attached to this Proxy Statement as Annex A, that each of our directors nominated for election at this Annual Meeting is independent of Bristol-Myers Squibb and its management in that none has a direct or indirect material relationship with our company, except for Peter R. Dolan. Mr. Dolan is not considered an independent director because of his employment as Chief Executive Officer of the company.

The independent directors are Robert E. Allen, Lewis B. Campbell, Vance D. Coffman, James M. Cornelius, Louis J. Freeh, Louis V. Gerstner, Jr., Laurie H. Glimcher, M.D., Leif Johansson, James D. Robinson III and Louis W. Sullivan, M.D. In addition, all members of the Audit Committee, the Compensation and Management Development Committee and the Committee on Directors and Corporate Governance satisfy the standards of independence applicable to members of such committees established under applicable law and the listing requirements of the New York Stock Exchange.

Meetings of our Board

Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol-Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2005, the Board of Directors met eight times. The average aggregate attendance of directors at Board and Committee meetings was over 96%. No director attended fewer than 88% of the aggregate number of Board and Committee meetings during the periods he or she served.

Annual Meeting of Stockholders

Directors are not required, but are strongly encouraged to attend the Annual Meeting of Stockholders. In 2005, all of the Directors attended the Annual Meeting of Stockholders.

Committees of our Board

Our Bylaws specifically provide for an Audit Committee and an Executive Committee. Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors has established the Committee on Directors and Corporate Governance and the Compensation and Management Development Committee. Our Board has appointed individuals from among its members to serve on these four committees. With the exception of the Executive Committee, each Committee is composed entirely of independent directors and operates under a written charter adopted by the Board, as amended from time to time. These charters are published on the company’s website at www.bms.com.

In 2005, the committees of the Board held a total of 19 meetings: the Audit Committee met ten times, the Compensation and Management Development Committee met five times, the Committee on Directors and Corporate Governance met three times and the Executive Committee met once.

As of the date of the Proxy Statement, the table below indicates the members of each Board committee.

Name	Audit	Directors and Corporate Governance	Compensation & Management Development	Executive
R. E. Allen	X	X*		X
L. B. Campbell	X	X	X*
V. D. Coffman	X*		X
J. M. Cornelius	X		X
P. R. Dolan				X*
L. J. Freeh	X	X
L. V. Gerstner, Jr.		X		X
L. H. Glimcher, M.D.	X	X
L. Johansson	X	X
J. D. Robinson III				X
L. W. Sullivan, M.D.	X		X

*	Chair

In addition, James D. Robinson III serves as a member, ex-officio, of all Board committees, except the Executive Committee of which he is a member.

Audit Committee

The Audit Committee is appointed by and generally acts on behalf of our Board of Directors. The Audit Committee works closely with management as well as our independent registered public accounting firm. The Audit Committee is responsible primarily for overseeing and monitoring the quality of our accounting and auditing practices and is directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements. The Audit Committee also assists our Board in fulfilling its responsibilities for general oversight of compliance with legal and regulatory requirements, the performance of our internal audit function and independent registered public accounting firm, and business risk assessment and business risk management. Other specific duties and responsibilities include: (i) meeting to review our disclosure controls and procedures, internal controls, periodic filings with the U.S. Securities and Exchange Commission (SEC), earnings releases and earnings guidance; (ii) producing the required audit committee annual report for inclusion in our proxy statement; and (iii) overseeing investigations into complaints concerning financial or accounting matters.

The Audit Committee has the resources and authority appropriate to discharge its responsibilities, including the authority to retain independent legal counsel, accounting or other consultants or experts to advise the Committee. The Committee may also use the services of the company’s legal counsel and other advisors to the company.

The Audit Committee Report is contained on page 35.

Our Board of Directors has determined that James M. Cornelius qualifies as an “audit committee financial expert” based on the Board’s understanding of the applicable SEC rules. In addition, our Board of Directors has determined that each current and former chief executive officer presently serving on the Audit Committee may also qualify as audit committee financial experts. Our Board has also determined that each member of the Audit Committee is independent as defined by the applicable New York Stock Exchange rules and is financially literate.

Including service on our company’s Audit Committee, Dr. Sullivan currently serves on the audit committees of four publicly traded companies. Our Board of Directors has determined that Dr. Sullivan’s simultaneous service on these audit committees does not impair his ability to serve effectively on our company’s Audit Committee. In making this determination, our Board of Directors has considered that Dr. Sullivan is retiring from the Board of Directors at this Annual Meeting in accord with mandatory retirement provisions in our Corporate Governance Guidelines.

Compensation and Management Development Committee

The Compensation and Management Development Committee is responsible primarily for reviewing, approving and reporting to our Board on major compensation and benefits plans, policies and programs of the company; reviewing and evaluating the performance and approving the compensation of executive officers and certain senior management; and overseeing our management development programs, performance assessment of senior executives and succession planning. Other specific duties and responsibilities include: annually reviewing and approving corporate goals and objectives relevant to CEO compensation; evaluating the CEO’s performance in light of those goals and objectives, and recommending to our Board the CEO’s compensation levels based on this evaluation; and producing the required annual report on executive compensation for inclusion in our proxy statement.

The Compensation and Management Development Committee has the resources and authority appropriate to discharge its responsibilities, including the authority to retain consultants or experts to advise the Committee.

The Compensation and Management Development Committee Report on Executive Compensation is contained on page 23.

Committee on Directors and Corporate Governance

The Committee on Directors and Corporate Governance is responsible primarily for identifying individuals qualified to become Board members; recommending that our Board select the director nominees for the next annual meeting of stockholders; and overseeing our Board’s annual evaluation of its performance. The Committee on Directors and Corporate Governance is also responsible for identifying best practices and developing and recommending to our Board a set of corporate governance guidelines applicable to the company and for periodically reviewing such guidelines. Other specific duties and responsibilities include: reviewing and recommending annually to our Board of Directors the compensation of non-employee directors; considering questions of potential conflicts of interest of directors and senior management; defining specific categorical standards for director independence, considering matters of corporate social responsibility and matters of significance in areas related to corporate public affairs and our employees and stockholders.

The Committee on Directors and Corporate Governance has the resources and authority appropriate to discharge its responsibilities, including the sole authority to retain, set compensation for, and terminate a search firm to be used to identify director candidates. In addition, the Committee has authority to seek advice and assistance from other experts or consultants.

Executive Committee

The Executive Committee is appointed by our Board of Directors and generally acts during the intervals between the meetings of the entire Board. The Executive Committee may exercise all of the powers of the entire Board in the management of the business and affairs of Bristol-Myers Squibb, except for specific powers that are reserved for the entire Board as set forth in our Bylaws.

Criteria for Board Membership

Our corporate governance guidelines contain Board membership criteria that apply to nominees for a position on our Board of Directors. Under these criteria, members of our Board should be persons of diverse backgrounds with broad experience in areas important to the operation of the company such as business, science, medicine, finance/accounting, law, education or government and should possess qualities reflecting integrity, independence, wisdom, an inquiring mind, vision, a proven record of accomplishment and ability to work with others. Each director must represent the interests of our stockholders.

Identification and Selection of Nominees for our Board

The Committee on Directors and Corporate Governance periodically assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee on Directors and Corporate Governance considers candidates for director. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, professional search firms, management, stockholders or others. The Chair of the Committee on Directors and Corporate Governance, in consultation with the Chairman of the Board and Chief Executive Officer, conducts an initial evaluation of the prospective nominees against the established Board membership criteria discussed above. Additional information relevant to the qualifications of prospective nominees may be requested from third-party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the Chair of the Committee on Directors and Corporate Governance, the Chairman of the Board, Chief Executive Officer and other directors. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate.

In 2005, one of our outside counsel identified Mr. Louis J. Freeh as a potential candidate for election to our Board of Directors, among other potential candidates. Mr. Allen, Mr. Dolan and Mr. Robinson interviewed Mr. Freeh and reported back to the Committee on Directors and Corporate Governance. The Committee on Directors and Corporate Governance then recommended Mr. Freeh as a nominee for director to the full Board.

Stockholder Nominations for Director

The Committee on Directors and Corporate Governance considers stockholder recommendations of nominees for election to our Board of Directors if they are accompanied by a comprehensive written resume of the recommended nominee’s business experience and background and a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the aforesaid documents to the principal executive offices of the company addressed to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

Executive Sessions

In 2005, our non-management directors met in Executive Session nine times to discuss such topics as our non-management directors determined, including the evaluation of the performance of the Chief Executive Officer. Mr. Allen, as Chair of the Committee on Directors and Corporate Governance and Mr. James D. Robinson, as Chairman of the Board, presided over these sessions.

Communications with our Board of Directors

The Committee on Directors and Corporate Governance has created a process by which an interested party may communicate directly with our non-management directors. Any interested party wishing to contact a non-management director may do so in writing by sending a letter to:

[Name of Director]

c/o Secretary

Bristol-Myers Squibb Company

345 Park Avenue

New York, NY 10154

Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Committee on Directors and Corporate Governance. Our Corporate Secretary reviews all correspondence and regularly forwards to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of our Board or its committees, or that our Corporate Secretary otherwise determines requires Board attention. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.

Codes of Conduct

Our Board of Directors has adopted the Standards of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller. In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Standards of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer and the Heads of major operating units. Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues. The Standards of Business Conduct and Ethics, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com. We will post any material amendments to, or waivers from, our Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics for Directors on our website within two days following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines (including the standards of director independence), Board committee charters, Standards of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics for Directors are available on our corporate governance webpage at www.bms.com and are available to any interested party who requests them by writing to: Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

Compensation of Directors

In 2005, our non-management directors received an annual retainer of $45,000. We require that 25% of the retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until certain ownership guidelines are attained. Non-management directors received an additional fee of $2,000 for attending each Board meeting, Board Committee meeting, and the Annual Meeting of Stockholders. In addition, the Chairs of the Audit Committee, the Compensation and Management Development Committee and the Committee on Directors and Corporate Governance received an annual fee of $10,000. The following table sets forth information regarding the cash retainer and meeting fees earned by our non-management directors in 2005.

Director	Annual Board Retainer	Annual Committee Chair Retainer		Meeting Fees(1)	Total
R. E. Allen	$45,000	$10,000		$62,000	$117,000
L. B. Campbell	45,000	5,417	(2)	70,000	120,417
V. D. Coffman	45,000	10,000		66,000	121,000
J. M. Cornelius	45,000	—		56,000	101,000
L. J. Freeh	13,500	—		6,000	19,500
E. V. Futter	45,000	—		40,000	85,000
L. V. Gerstner, Jr.	45,000	—		42,000	87,000
L. H. Glimcher, M.D.	45,000	—		62,000	107,000
L. Johansson	45,000	—		58,000	103,000
J. D. Robinson III	45,000	4,583	(2)	42,000	286,583	(3)
L. W. Sullivan, M.D.	45,000	—		64,000	109,000

(1)	Includes fee paid for attendance at annual meeting.

(2)	Prorated Chair retainers.

(3)	Includes $195,000 paid as a prorated non-executive Chairman retainer.

James D. Robinson III was appointed as the non-executive Chairman of the Board effective June 12, 2005. In 2005, Mr. Robinson received $195,000 in retainer fees in addition to the regular director retainer of $45,000. We require that 25% of the retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until certain ownership guidelines are attained. Mr. Robinson also received a one-time award of 40,000 restricted stock units, settleable in cash in a lump sum or in a maximum of ten annual installments. The restricted stock units will vest in two equal installments on the date of the 2007 Annual Meeting and the date of the 2008 Annual Meeting.

A non-management director may elect to defer payment of all or part of the compensation received as a director under our company’s 1987 Deferred Compensation Plan for Non-Employee Directors. Deferred funds may be credited to a 6-month United States Treasury bill equivalent fund, a fund based on the return on the company’s invested cash or a fund based on the return on our common stock or to two or three of the funds. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

All non-management directors received an annual award of 2,000 deferred common share units, the value of which is determined by the value of our common stock. Our Retirement Plan for Non-Employee Directors was terminated in 1996. Benefits existing under the Plan were vested as of that time for all directors who had served on the Board as of that date. Under our 2000 Non-Employee Directors’ Stock Option Plan, each non-management director received on the date of the 2005 Annual Meeting, an option to purchase 2,500 shares of our common stock, provided the director was elected to the Board of Directors on the date of the Annual Meeting or had previously been elected to the Board of Directors for a term extending beyond such Annual Meeting. The price of the option was the fair market price of our common stock on the date the option was granted. Each option becomes exercisable in four equal installments commencing on the earlier of the first anniversary of the date of the grant or the date of the next Annual Meeting and continuing similarly for the three years thereafter. The options also become fully exercisable upon retirement from the Board after one year of service following the grant date. In 2005, options for a total of 25,000 shares were granted under the plan, consisting of options for 2,500 shares granted to each of the ten non-management directors serving at the time of the 2005 Annual Meeting.

The Directors’ Charitable Contribution Program is part of our overall program of charitable contributions in which all current directors participate. The Program is partially funded by life insurance policies purchased by our company on individual members and retired members of the Board of Directors. In 2005, we paid a total of $17,670 in premiums on policies covering two current directors and certain retired directors. The policies provide for a $1 million death benefit for each director covered. Upon the death of a director, Bristol-Myers Squibb donates one-half of the $1 million benefit to one or more qualifying charitable organizations designated by the director. The remaining one-half of the benefit is contributed to the Bristol-Myers Squibb Foundation, Inc. for distribution according to the Foundation’s program for charitable contributions to medical research, health-related and community service organizations, educational institutions and education-related programs and cultural and civic activities. Individual directors derive no financial benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrue solely to Bristol-Myers Squibb.

Each year the Committee on Directors and Corporate Governance reviews our directors’ compensation practices and compares them against the practices of our peer group companies and the largest U.S. companies in market capitalization. The Committee believes the total director compensation package we offer continues to be competitive with the compensation offered by other companies, and appropriately aligns the interests of directors to stockholders by ensuring directors have a proprietary stake in our company.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors has nominated nine current directors, Robert E. Allen, Lewis B. Campbell, Vance D. Coffman, James M. Cornelius, Peter R. Dolan, Louis J. Freeh, Laurie H. Glimcher, M.D., Leif Johansson and James D. Robinson III to serve as directors of Bristol-Myers Squibb. The directors will hold office from election until the 2007 Annual Meeting. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

A plurality of the votes cast is required to elect directors. Our Board of Directors, however, adopted a corporate governance policy providing that in any uncontested election, any nominee for director who receives a majority withheld vote will tender his or her resignation as a director within 10 business days after the certification of the stockholder vote. The Committee on Directors and Corporate Governance, without participation by any director so tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director so tendering his or her resignation, will act on the Committee’s recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the stockholder vote. We will promptly disclose the Board’s decision and the reasons for that decision in a broadly disseminated press release that will also be furnished to the Securities and Exchange Commission on Form 8-K.

Listed below is certain biographical information of each of the nominees for election including his or her principal occupation and other business affiliations.

Nominees for Directors

Director since 1986

ROBERT E. ALLEN

Chairman and Chief Executive Officer from 1988 to 1997 of AT&T, a communications and information services company. Mr. Allen is a Director of PepsiCo, Inc. He is also a Trustee of The Mayo Foundation and Trustee Emeritus of Wabash College. Board Committees: Audit Committee, Committee on Directors and Corporate Governance (Chair) and Executive Committee. Age 71.

Director since 1998

LEWIS B. CAMPBELL

Chairman, President and Chief Executive Officer since February 1999 of Textron Inc., a multi-industry company serving the aircraft, fastening systems, industrial products and components and financial industries. Mr. Campbell is a Director of Dow Jones & Company. Mr. Campbell is a member of the G 100 Group, The Business Council, The Business Roundtable and the Defense Industry Initiative Steering Committee. Board Committees: Audit Committee, Committee on Directors and Corporate Governance and Compensation and Management Development Committee. Age 59.

Director since 1998

VANCE D. COFFMAN

Retired Chairman and Chief Executive Officer of Lockheed Martin Corporation, a high technology aerospace and defense company. He is a Director of the 3M Company and Deere & Company. He is a Member of the President’s National Security Telecommunications Advisory Committee, the National Academy of Engineering and the Security Affairs Support Association as well as a Fellow in the American Institute of Aeronautics and Astronautics and the American Astronautical Society. Board Committees: Audit Committee (Chair) and Compensation and Management Development Committee. Age 61.

Director since 2005

JAMES M. CORNELIUS

Effective November 15, 2005, James M. Cornelius became Chairman of the Board and Chief Executive Officer (interim) of Guidant Corporation, a U.S. cardiac and vascular medical device company, as the company is being acquired. Previously, Mr. Cornelius served as Chairman of the Board (Non-Executive) since 2000. From 1995 until 2000, Mr. Cornelius served as the Senior Executive and Chairman of Guidant Corporation. From 1983 to 1994, Mr. Cornelius was a Director, a member of the Executive Committee and Chief Financial Officer of Eli Lilly and Company. Mr. Cornelius is a Director of The Chubb Corporation, The DirecTV Group, Inc. and Given Imaging, Ltd. He is a Managing Partner at Twilight Ventures Partners and a Board member of Leerink Swann & Company and a member of The National Bank of Indianapolis. He serves as Board Trustee and Treasurer of the Indianapolis Museum of Art. Board Committees: Audit Committee and Compensation and Management Development Committee. Age 62.

Director since 2000

PETER R. DOLAN

Chief Executive Officer of our company. Mr. Dolan also served as Chairman of the Board of the company from September 2001 to June 2005. Mr. Dolan was elected President of the company in 2000 and Chief Executive Officer in May 2001. He was Senior Vice President for Strategy and Organizational Effectiveness from 1998 to his election as President. Mr. Dolan is a Director of the American Express Company, and is the 2006 Chairman of the Pharmaceutical Research and Manufacturers Association (PhRMA). He is a member of the Board of the National Center on Addiction and Substance Abuse, the Steering Committee for C-Change, Board of Overseers for the Amos Tuck School of Business at Dartmouth, and the Board of Trustees at Tufts University. He is a member of The Business Council and The Business Roundtable. Board Committee: Executive Committee (Chair). Age 50.

Director since 2005

LOUIS J. FREEH

Mr. Freeh served as Vice Chairman, General Counsel, Corporate Secretary and Ethics Officer to MBNA Corporation from 2001 until its acquisition by Bank of America in January 2006. He served as FBI Director from 1993 to 2001 and previously as a U.S. District Judge, Assistant U.S. Attorney and FBI Special Agent. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 56.

Director since 1997

LAURIE H. GLIMCHER, M.D.

Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School since 1991. Dr. Glimcher is a Director of Waters Corporation. She is a Fellow of the American Academy of Arts and Sciences and a member of the National Academy of Sciences and the Institutes of Medicine of the National Academy of Sciences and the Irvington Institute Fellowship Committee. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 54.

Director since 1998

LEIF JOHANSSON

President of AB Volvo, an automotive company and Chief Executive Officer of The Volvo Group since 1997. He is Chairman of the Board of ACEA, Commercial Vehicles as well as Director of The Confederation of Swedish Enterprise, Royal Swedish Academy of Engineering Sciences, the Association of Swedish Engineering Industries and the Association des Constructeurs Europeens d’ Automobiles. He is also a member of the European Business Roundtable of Industrialists. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 54.

Director since 1976

JAMES D. ROBINSON III

Chairman of the Board of our company since June 2005. Co-founder and General Partner of RRE Ventures, a private information technology venture investment firm, since 1994. He previously served as Chairman and Chief Executive Officer of American Express Company, a financial services company, from 1977 to 1993. Mr. Robinson is a Director of Novell, Inc., The Coca-Cola Company and First Data Corporation. Mr. Robinson is a member of The Business Council, the Council on Foreign Relations and the Committee for Economic Development. He is Honorary Chairman of Memorial Sloan-Kettering Cancer Center and an Honorary Trustee of The Brookings Institution. Board Committees: Executive Committee. Age 70.

COMPENSATION AND BENEFITS

Our compensation and benefits programs are designed to enable us to attract, retain and motivate the best possible employees to operate and manage our company at all levels. We seek an executive compensation policy that is appropriately transparent to our stockholders and in alignment with our stockholders’ best interests.

In general, all U.S.-based employees receive a base salary, participate in an annual incentive plan, a company-supported savings plan and a company-funded pension plan and are provided with medical and other welfare benefits coverage. Employees outside of the U.S. are similarly covered by comprehensive compensation and benefits programs that are consistent with applicable local laws and regulations.

In addition, we maintain specific executive compensation programs designed to provide incentives to reward and retain executives who bear the responsibility for achieving the challenging business objectives necessary to assure our growth position in the highly complex and competitive pharmaceutical and healthcare industries in which we operate. Our executive compensation programs are based upon a pay-for-performance philosophy to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance, gains in productivity and contributions to our growth and success.

In addition to performance against financial and operational objectives and total stockholder return, which are the key determinants of incentive payments under our executive compensation programs, the successful Bristol-Myers Squibb (BMS) executive must also perform effectively in many areas that are not measured specifically by financial or operational results. Performance is also assessed against our Standards of Business Conduct and Ethics reflecting social values, environmental stewardship and the expectations of our key constituencies, including our employees and stockholders, the consumers of our products, suppliers and customers, the communities in which we operate and the countries where we do business. Executives must fully meet our Standards of Business Conduct and Ethics as a prerequisite to receiving any incentive payments. The Bristol-Myers Squibb Pledge (Pledge) and Core BMS Behaviors clearly define the values and behaviors that are expected of each of our employees, and the performance of our executives is appraised in this regard. Executives are evaluated pursuant to the company’s performance management system whereby executives are given two ratings, one for results and one for behaviors. The results rating represents the executive’s performance against specific financial and operational goals that are established at the beginning of the year and are consistent with our strategy. The behaviors rating measures how well the executive demonstrates the Core BMS Behaviors consistent with our company’s Mission and Pledge. These ratings are key factors in determining the size of an executive’s merit increase, bonus and equity awards.

Executive Officer Compensation

The following tables and notes present the compensation provided to Mr. Peter R. Dolan, Chief Executive Officer, as well as the four other most highly compensated executive officers and an additional highly compensated executive who was not an executive officer as of December 31, 2005, for services rendered to our company in 2003, 2004 and 2005. Mr. Hayden’s employment with the company terminated on March 2, 2006 and Mr. McGoldrick will retire from the company on April 1, 2006.

Summary Compensation Table

	Annual Compensation				Long Term Compensation
				Awards		Payouts
Name/Title Year	Salary(1) $	Bonus $	Other Annual Compensation(2) $	Restricted Stock Awards(3) $	Securities Underlying Options/SARs #	Long Term Incentive Payouts $		All Other Compen- sation(4) $
P.R. Dolan
Chief Executive Officer
2005	$1,250,000	$2,224,875	$191,706	$2,529,000	500,500	$1,095,904	(5)	$56,250
2004	$1,255,961	$2,125,000	$99,999	$2,491,432	500,500	$0	(6)	$56,518
2003	$1,100,000	$2,125,000	$49,999	$2,644,000	550,000	$0	(7)	$49,500

L. Andreotti(8)
Executive Vice President and President Worldwide Pharmaceuticals
2005	$829,806	$723,701	$580,417	$3,542,938	112,500	$269,714	(5)	$100,096
2004	$735,625	$701,239	$429,952	$506,160	108,000	$0	(6)	$105,239
2003	$556,963	$556,964	$530,010	$1,322,000	135,000	$0	(7)	$57,967

A.R.J. Bonfield
Chief Financial Officer
2005	$771,052	$740,358	$97,607	$477,703	113,333	$269,714	(5)	$34,697
2004	$774,858	$673,264	$56,220	$531,159	113,333	$0	(6)	$34,869
2003	$725,000	$554,495	$1,573,980	$925,400	150,000	$0	(7)	$25,096

J.L. McGoldrick
Executive Vice President
2005	$751,645	$524,533	$88,490	$360,383	85,500	$269,714	(5)	$33,824
2004	$768,960	$609,045	$74,413	$400,710	85,500	$0	(6)	$34,603
2003	$719,996	$505,045	$49,999	$661,000	135,000	$0	(7)	$32,400

E. Sigal, M.D., Ph.D.(9)
Chief Scientific Officer and President PRI
2005	$690,265	$554,366	$80,477	$1,663,753	103,500	$116,082	(5)	$31,062
2004	$558,426	$393,844	$51,419	$226,535	48,333	$0	(6)	$25,129
2003	$481,668	$289,220	$18,807	$661,000	68,000	$0	(7)	$21,675

D.J. Hayden, Jr.(10)
Executive Vice President
2005	$689,924	$619,023	$95,193	$421,508	100,000	$298,740	(7)	$31,047
2004	$705,817	$718,757	$35,621	$515,524	110,000	$0	(8)	$31,762
2003	$660,875	$648,801	$49,999	$1,322,000	165,000	$0	(9)	$29,739

(1)	For 2004 the numbers in this column reflect W-2 earnings which include a two-week pay period covering 2003 paid on January 2, 2004. Actual salaries earned for 2004 were as follows: Mr. Dolan—$1,213,654; Mr. Andreotti—$711,940; Mr. Bonfield—$746,973; Mr. McGoldrick—$740,480, Dr. Sigal—$539,243; and Mr. Hayden—$679,676.

(2)	For 2005, Other Annual Compensation for the named executive officers was in the form of perquisites. Perquisites, including personal air travel, are calculated based on the aggregate incremental cost to the company of providing the benefit. (For personal air travel this includes costs for fuel, maintenance labor and parts, engine reserve, APU overhaul, landing and parking fees, crew expenses, supplies and catering, including costs incurred for deadhead flights.) For 2005, these perquisites included the following: Mr. Dolan ($144,879 for personal use of company aircraft and $45,924 for the use of a company car and driver for commutation). Pursuant to an independent third-party security study the Board of Directors approved a resolution requiring that Mr. Dolan use company aircraft for all air travel. In addition, the company provides a car and driver to Mr. Dolan to ensure his safety and security pursuant to the security study and to maximize his time spent on business matters. Mr. Dolan uses this car for commutation to and from work and for business travel. Mr. Andreotti ($126,231 for personal use of company aircraft); Mr. Bonfield ($82,650 for personal use of company aircraft); Mr. Hayden ($71,721 for personal use of company aircraft); Dr. Sigal ($62,247 for personal use of company aircraft), and Mr. McGoldrick ($63,819 for personal use of company aircraft). For Mr. Andreotti these amounts also include $139,792, $144,851, and $153,628 for housing costs while on expatriate assignment for 2005, 2004 and 2003 respectively; $277,699, $232,628, and $343,135 for tax gross-ups while on expatriate assignment for 2005, 2004 and 2003 respectively, and $11,326, $17,661, and $22,392 for miscellaneous expatriate adjustments for 2005, 2004 and 2003 respectively. Mr. Andreotti’s expatriate assignment ended on September 20, 2005.

(3)	On March 1, 2005 each of these executives received the following grants with a closing value on the day of grant of $25.29: Mr. Dolan (100,000), Mr. Andreotti (18,750), Mr. Bonfield (18,889), Mr. McGoldrick (14,250), Dr. Sigal (17,250) and Mr. Hayden (16,667). These shares will vest one-third per year on the third, fourth, and fifth anniversary dates of the grant. On September 20, 2005 Mr. Andreotti and Dr. Sigal received the following grants with a closing value on the day of grant of $24.55: Mr. Andreotti (125,000) and Dr. Sigal (50,000). These shares will vest one-third per year on the third, fourth, and fifth anniversary dates of the grant as well. The number and market value of all shares of unvested restricted stock held by each of these executives as of December 31, 2005 (based upon the closing market value stock price of $22.98) was: Mr. Dolan (358,711 and $8,243,179); Mr. Andreotti (221,923 and $5,099,791); Mr. Bonfield (139,445 and $3,204,446); Mr. McGoldrick (63,500 and $1,459,230); Dr. Sigal (139,950 and $3,216,051); and Mr. Hayden (85,000 and $1,953,300). Regular dividends were paid on these shares in 2005 in the following amounts: Mr. Dolan—$413,017, Mr. Andreotti—$144,583, Mr. Bonfield—$178,889, Mr. McGoldrick—$67,130, Dr. Sigal—$124,797 and Mr. Hayden—$110,165.

(4)	Consists of matching contributions to the Savings and Investment Program (SIP) and the Benefits Equalization Plan (BEP) for the SIP for 2005 as follows: Mr. Dolan ($6,407 and $49,843); Mr. Andreotti ($9,450 and $3,038); Mr. Bonfield ($9,450 and $25,247); Mr. McGoldrick ($9,220 and $24,604); Dr. Sigal ($9,450 and $21,612) and Mr. Hayden ($9,220 and $21,827). There are no additional investment options for the BEP beyond what is offered in the SIP. We do not offer any guaranteed above market interest rates. For Mr. Andreotti, the amounts also include required payments to an Italian government deferred compensation plan (Trattamento di Fine Rapporto). The amounts were paid in Euros but converted to dollars for reporting purposes. The amounts in dollars were $87,608, $105,239, and $57,967 for 2005, 2004, and 2003 respectively.

(5)	A Long-Term Performance Award was granted in 2003 which covered the three-year performance period from 2003 through 2005. The award was based on cumulative earnings per share, cumulative sales and a total stockholder return ranking versus peer companies, which was up 12.4%, including the dividend. This award was paid at 75.1% of target.

(6)	A Long-Term Performance Award was granted in 2002 which covered the three-year performance period from 2002 through 2004. The award was based on cumulative earnings per share, cumulative sales and a total stockholder return ranking versus peer companies. The threshold targets were not met resulting in no payout.

(7)	A Long-Term Performance Award was granted in 2001 which covered the three-year performance period from 2001 through 2003. The award was based on cumulative earnings per share, cumulative sales and a total stockholder return ranking versus peer companies. The threshold targets were not met resulting in no payout.

(8)	Mr. Andreotti was appointed Executive Vice President and President Worldwide Pharmaceuticals on September 20, 2005.

(9)	Dr. Sigal was appointed Chief Scientific Officer and President, Pharmaceutical Research Institute on October 28, 2004.

(10)	Mr. Hayden was no longer an executive officer as of September 20, 2005.

Option/SAR Grants in the Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted(1) #	% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise Or Base Price(2) ($/Sh)	Expiration Date	Grant Date Present Value(3) $
P.R. Dolan	500,500	2.5%	$25.45	March 1, 2015	$2,564,282
L. Andreotti	112,500	0.6%	$25.45	March 1, 2015	$576,387
A.R.J. Bonfield	113,333	0.6%	$25.45	March 1, 2015	$580,655
J.L. McGoldrick	85,500	0.4%	$25.45	March 1, 2015	$438,054
E. Sigal, M.D., Ph.D.	103,500	0.5%	$25.45	March 1, 2015	$530,276
D. J. Hayden, Jr.	100,000	0.5%	$25.45	March 1, 2015	$512,344
All Optionees(4)	20,169,736		$25.37	Various Dates, 2015	$103,013,615

(1)	Individual grants become vested in installments of 25% per year on each of the first through the fourth anniversaries of the grant date. These awards, however, will not become exercisable until the stock price closes at a price of at least 15% above the option grant price for seven (7) consecutive trading days. To preserve favorable accounting, the exercise thresholds will lapse beginning in year 9. At age 60, all outstanding option grants held more than one year from date of grant fully vest. The later provision applies to all BMS employees including those holding options under TeamShare, our broad based global stock option plan. The purpose is to allow employees to diversify holdings in preparation for retirement. For named executive officers and other senior executives, the exercise hurdle referenced herein will continue to apply. For all executives, the share retention guidelines described in the Executive Compensation Policies section of our report still apply.

(2)	All options were granted at 100% of Fair Market Value as of the date of the grant.

(3)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. There is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of our company’s stock price. The Black-Scholes Ratio of .2013 was determined using the following assumptions: a volatility of 29.36%, an average dividend yield of 4.62%, a risk free interest rate of 4.4%, a 7 year option term and a 3% annual risk of forfeiture.

(4)	Information includes TeamShare grants. Exercise price shown is the weighted average of all grants. Actual exercise prices ranged from $21.12 to $26.10, reflecting the Fair Market Value of the stock on the date of the option grants.

Aggregated Option/SAR Exercises in the Last Fiscal Year

and Fiscal Year-End Option/SAR Values(1)

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Annualized Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised “In The Money” Options/SARs At Fiscal Year-End ($)(2)
				Exercisable	Unexercisable	Exercisable	Unexercisable
P.R. Dolan	0	$0	$0	1,387,535	1,735,095	$52,722	$0
L. Andreotti	0	$0	$0	242,193	308,005	$0	$0
A.R.J. Bonfield	0	$0	$0	253,333	323,333	$0	$0
J.L. McGoldrick	126,198	$1,351,732	$135,377	958,315	301,089	$287,580	$0
E. Sigal, M.D., Ph.D.	0	$0	$0	206,740	223,482	$0	$0
D.J. Hayden, Jr.	0	$0	$0	683,826	535,502	$124,618	$0

(1)	All options were granted at 100% of Fair Market Value. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have our company withhold shares otherwise issuable under the option with a Fair Market Value equal to such obligations subject to statutory and regulatory requirements.

(2)	Calculated based upon the December 30, 2005 Fair Market Value share price of $23.02.

Long-Term Performance Awards in the Last Fiscal Year

Name	Number of Shares Awarded(1)	Other Period Until Maturation or Payout	Estimated Future Payouts Under Long-Term Incentive Plan(2)
			Threshold	Target	Maximum
P.R. Dolan	150,000	Three-Year Period Ending in 2007	57,375	150,000	379,500
L. Andreotti	17,400	Three-Year Period Ending in 2007	6,656	17,400	44,022
A.R.J. Bonfield	19,300	Three-Year Period Ending in 2007	7,382	19,300	48,829
J.L. McGoldrick	17,400	Three-Year Period Ending in 2007	6,656	17,400	44,022
E. Sigal, M.D., Ph.D.	17,400	Three-Year Period Ending in 2007	6,656	17,400	44,022
D.J. Hayden, Jr.	19,300	Three-Year Period Ending in 2007	7,382	19,300	48,829

(1)	The number of shares represents the award amounts payable in the beginning of 2008 if earned for the fiscal years 2005-2007.

(2)	Target payouts under the Long-Term Performance Award will be based one-half on a cumulative earnings per share target and one-half on a cumulative sales target over the three-year period with total stockholder return versus the peer group companies being used as a modifier. Threshold, target and maximum payouts are expressed as a number of shares. Target awards will be paid only if the earnings per share and sales targets are achieved and total stockholder return is at the median of the proxy peer group of companies. Threshold performance will result in a payout of 38% of target. Performance below threshold level will result in no payout. Maximum performance will result in a payout of 253% of target. Performance above the maximum level will result in the maximum payout as shown above.

Compensation and Management Development Committee Report on Executive Compensation

We, the Compensation and Management Development Committee, are responsible for administering the compensation program for executive officers and certain other senior management of the company. The Board of Directors has determined that each of us meets the definition of independence under the company’s corporate governance guidelines. We are neither current employees nor former employees of the company nor are we eligible to participate in any of the company’s executive compensation programs. Additionally, we qualify as outside directors for purposes of administering compensation programs to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code and further qualify as non-employee directors for purposes of Rule16b-3 under the Securities Exchange Act of 1934.

Bristol-Myers Squibb’s executive compensation program is based upon a pay-for-performance philosophy. In implementing this philosophy, we consider performance against financial objectives, total stockholder return, and operational objectives consistent with the company’s strategy. We also consider the executive’s demonstration of the values and behaviors defined in the Bristol-Myers Squibb Pledge and Core BMS Behaviors. We review all elements of compensation both separately and in the aggregate. We have tallied up all components of the CEO and other named executive officers’ compensation to ensure that the amount of compensation is within appropriate competitive parameters and the program design encourages the creation of long-term stockholder value.

Under our company’s program, an executive’s direct compensation consists of three primary components: base salary, annual incentive (bonus) payment and long-term incentives (which may include cash-based awards, stock-based awards and/or stock options), with the greatest emphasis being placed on long-term incentives to align with long-term stockholder value. In addition, each executive participates in a company-funded pension plan, a company-supported savings plan, and is provided with health and welfare coverage and certain perquisites as disclosed in the Summary Compensation Table.

A goal of our company’s executive compensation program is to provide overall compensation, when targeted levels of performance are achieved, which is at the median of pay practices of a peer group which includes the companies named in the proxy graph. Our executive compensation program is designed to provide value to the executive based on the extent to which individual performance, company performance versus budgeted financial targets, company longer-term financial performance and total return to stockholders (including share price appreciation and reinvested dividends) meet, exceed or fall short of expectations. Under this program design, incentive payments can exceed target levels only if expectations are exceeded and will fall below target if goals fall below expectations. We believe that the program we have adopted, with its emphasis on long-term compensation, serves to focus the efforts of the company’s executives on the attainment of sustained long-term growth and profitability for the benefit of the company and its long-term stockholders.

At the time we make executive compensation decisions, we review individual performance and company performance versus that of other pharmaceutical companies in our peer group. In March of last year, when 2005 compensation decisions were made regarding merit increases, target annual incentives, stock option and restricted stock grants and target long-term plan awards, we also reviewed detailed data concerning the levels of executive pay among the peer group of companies as well as against certain large general industry companies. This data included analyses provided by our independent compensation consultant, Mercer Human Resource Consulting.

We also believe that the performance management system (instituted in 2003) assists in ensuring that each executive’s financial and operational objectives are aligned with our company’s strategy and that each executive’s compensation awards are appropriately linked to the impact that executive has on driving our strategy forward. Bristol-Myers Squibb employs a performance management system whereby each executive is rated on their performance against financial and operational objectives consistent with our strategy as well as whether the executive demonstrates behaviors consistent with our Pledge and Core BMS Behaviors. These ratings are key determinants of the amount of an individual executive’s merit increase, annual incentive, and stock option and restricted stock awards.

The following explains our considerations in setting the individual components of direct compensation for 2005.

Base Salary—An executive’s base salary is determined by an assessment of her/his sustained performance against her/his individual job responsibilities including, where appropriate, the impact of such performance on the business results of the company, current salary in relation to the salary range designated for the job, experience and mastery, potential for advancement and the executive’s demonstration of the values and behaviors outlined in the Bristol-Myers Squibb Pledge. In addition, the results and behaviors ratings under the performance management system are key determinants of the size of the executive’s merit increase, if any.

Annual Incentives—Payments under our company’s annual incentive plan, the Performance Incentive Plan, are tied to our company’s level of achievement of annual operating pretax earnings targets, thereby establishing a direct link between executive pay and company financial performance. Annual operating pretax earnings goals for the overall company and each operating group are based upon the budgets for our company as reviewed by the Board of Directors. An individual executive’s annual incentive opportunity is a percentage of her/his salary determined by the executive’s job level. If annual pretax earnings targets fall below a preset minimum threshold, no payments will be made. We also consider each executive’s performance against her/his financial and operational objectives established at the beginning of the year as well as demonstration of behaviors consistent with the Core BMS Behaviors and our Pledge in determining each executive’s individual bonus.

For 2005 awards, operating pretax earnings targets were established at levels that the Board believed reflected the reasonable expectations management had for the performance of the business. As a whole, our company’s achievement was in line with its pretax earnings goal, resulting in overall incentive payments to proxy named officers which were at or around target. We also reviewed each executive’s individual performance ratings on both results and behaviors to ensure that individual bonuses paid were in alignment with each executive’s performance in carrying out our company’s strategy, resulting in some payments slightly above target and some slightly below target.

Long-Term Incentives—The senior executive long-term incentive program is made up of the following components.

Long-Term Performance Award: The Long-Term Performance Award represents approximately 30%-35% of the 2005 long-term program design (with the exception of Mr. Dolan for whom this plan represents 43% of his 2005 long-term incentive). This award, which is delivered in the form of a target number of performance shares, has a three-year cycle. For 2005-2007, the awards are based 50% on cumulative earnings per share, 50% on cumulative sales, with the ultimate payout modified by the company’s total stockholder return versus the companies in our proxy peer group. If preset threshold targets are not met for the performance period, no payment will be made under the Long-Term Performance Award as was the case for the 2002-2004 and 2001-2003 performance periods.

Restricted Stock: Restricted stock value represents approximately 30% of the long-term program design for 2005 (with the exception of Mr. Dolan for whom restricted stock represents 28% of his 2005 long-term incentive). Restricted stock vests 1/3 per year in years 3, 4, and 5.

Stock Options: Stock option value represents approximately 35%-40% of the 2005 program (with the exception of Mr. Dolan for whom stock options represent 29% of his 2005 long-term incentive).

Beginning with the 2005 option grants, we approved the use of performance-based exercise thresholds on annual option grants to named executive officers and other senior executives. To satisfy the exercise threshold, Bristol-Myers Squibb stock will need to close at a price of at least 15% above the option grant price for seven consecutive trading days. Although the options will vest according to the normal vesting schedule (currently 25% a year for four years), the executive may not exercise the options unless and until the exercise threshold is satisfied. For 2005 grants, to preserve favorable accounting, the exercise thresholds will lapse beginning in the ninth year. Pursuant to the expensing of options, beginning with the 2006 grants, the exercise thresholds will remain in place the entire term.

The use of these performance-based exercise thresholds, combined with the increased emphasis placed on the Long-Term Performance Award in recent years, assures that approximately 70% of senior executive long-term incentives are tied to specific performance criteria.

To further enhance the link between executive pay and the company’s performance against its business strategy, the size of each executive’s stock option and restricted stock award is determined in large part based on our assessment of the executive’s performance against objectives that drive our company’s business strategy and demonstration of behaviors consistent with our Pledge and the Core BMS Behaviors under the performance management system.

2003—2005 Long-Term Performance Award Payout—2005 was the final year in a three-year performance cycle under the Long-Term Performance Award, which began in 2003. The performance goals for the 2003-2005 performance cycle were weighted 50% on cumulative earnings per share and 50% on cumulative sales with a modifier based on relative total stockholder return compared to our company’s proxy peer group. The payout for the 2003-2005 awards was made at 75.1% of target.

Proposed Changes for 2007

Beginning with the 2007 long-term incentive grants, we will reduce the portion of long-term incentives provided in the form of restricted stock for named executive officers from approximately 30% to approximately 15%. The value from the decreased restricted stock grants will be allocated across the long-term performance award plan and stock options with exercise thresholds, thus tying approximately 85% of long-term incentives to specific performance criteria.

Executive Compensation Policies

Share Retention Guidelines—In order to preserve the linkage between the interests of executives and those of stockholders, executives are expected to use the shares obtained on the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish a significant level of direct ownership. Our company continues to maintain long-standing share ownership expectations for its executives to meet through the exercise of stock option awards. These share ownership guidelines were revised slightly in 2006 for named executive officers to be consistent with competitive practice while ensuring good corporate governance. Under these guidelines, the Chief Executive Officer must retain shares with a value of eight times his base salary prior to selling any of the net shares obtained upon exercise. The other named executive officers must retain shares with a value of five times their base salary prior to selling any of the net shares obtained upon exercise. Even after these ownership thresholds are satisfied, executives must retain 75% of all net shares obtained as a result of subsequent option exercises for at least two years. These same share retention guidelines apply to restricted stock awards. The Chief Executive Officer and other named executive officers may not sell any of the net shares of stock obtained upon vesting until the ownership thresholds above are satisfied. Thereafter, the executive must still retain 75% of the net shares obtained when a restricted stock award vests for at least two years. We believe these retention requirements are an important tool in aligning the interests of our company’s executives with the long-term interests of our company’s stockholders.

Securities Trading Policy—Executives and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of the company’s securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with all insider trading rules.

Recoupment of Equity Awards—Our company maintains clawback provisions relating to stock option, restricted stock and long-term performance awards. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to our company’s interests will forfeit any outstanding awards as of the date such violation is discovered and will have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect the company’s intellectual property and human capital, and help ensure that executives act in the best interest of our company and its stockholders.

Recoupment of Annual Incentive—In 2005, the Board adopted a policy wherein the Board will seek reimbursement of bonuses paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, our company will seek to claw back the executive’s entire annual bonus for the relevant period, plus a reasonable rate of interest. This policy may be viewed on our company’s website at www.bms.com.

Policy Against Repricing Stock Options—We have always maintained a consistent policy against repricing stock options. We believe this is a critical element in maintaining the integrity of our equity compensation program and ensuring alignment of senior executives’ interests with the interests of our stockholders. Based on our recommendation, the Board of Directors adopted a formal policy prohibiting the repricing of stock options. This policy may be viewed on our company’s website at www.bms.com.

Policy Regarding Stockholder Approval of Severance—The Board has approved a policy requiring stockholder approval for any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive’s base salary plus bonus. “Cash severance payments” exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on our company’s website at www.bms.com.

Deductibility of Compensation Over $1 Million—Section 162 (m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the company’s CEO and four other most highly compensated executive officers serving on the last day of the year. Based on the regulations issued by the Internal Revenue Service, we have taken the necessary actions to ensure the deductibility of payments under the annual incentive plan and with respect to stock options and performance shares granted under our plans, whenever possible. We intend to continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards. However, the payment of salary in excess of $1 million to Mr. Dolan, and certain taxable benefits and perquisites provided to him, resulted in non-deductible compensation for 2005. In addition, restricted stock granted under our plans generally does not qualify as “performance-based compensation” excluded from the deductibility cap under Section 162(m). Therefore, the vesting of restricted stock in some cases will result in a loss of tax deductibility of compensation, including in the case of the CEO. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances we have and in the future will authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the company.

CEO Compensation

The compensation for Mr. Dolan results from his participation in the same compensation programs as the other executives of Bristol-Myers Squibb. We applied the principles outlined above in establishing Mr. Dolan’s compensation in the same manner as they were applied to the other executives. Mr. Dolan’s compensation is designed to provide direct compensation which approximates the median compensation for chief executive officers in the U.S. pharmaceutical peer group when targeted levels of performance are achieved.

We have also ensured Mr. Dolan’s compensation is heavily weighted towards long-term incentives which are directly linked to the creation of long-term stockholder value. In 2005, 10% of Mr. Dolan’s compensation was in the form of base salary, 18% was in the form of annual incentive bonus and 72% was in the form of equity based incentives (comprised of stock options, restricted stock and target long-term performance awards).

Mr. Dolan did not receive a base salary increase for 2005.

Mr. Dolan’s annual bonus payment for 2005 was $2,224,875 which represents 104.7% of target. The annual bonus is based on financial performance of the company and on the accomplishments of key objectives in positioning the company for the future. We considered a number of factors to determine Mr. Dolan’s bonus payment, which are summarized below:

Business and Financial Performance

•	Earnings per share goals for 2005 were met.

•	Sales from continuing operations were $19.2 billion, a decrease of 1% compared to 2004.

•	While total stockholder return was negative for the year and for the past five years, over the past three years total stockholder return including the dividend was up 12.4% compared to the company’s U.S. peer group which was down 5.1%.

•	We received approval in the U.S. for ORENCIA for rheumatoid arthritis and BARACLUDE for chronic Hepatitis B.

•	We also received approval for BARACLUDE in China where more than 170 million people are infected with the Hepatitis B virus.

•	Several of our company’s key in-line pharmaceuticals realized robust growth in the year.

•	PLAVIX has become the number two global brand in sales, with the second highest growth rate.

•	We repatriated $9 billion in earnings held off-shore, pursuant to the Homeland Investment Act (HIA).

Pipeline

•	Bristol-Myers Squibb has secured approval of five new medicines in a three-year period—a record that has not been exceeded by any other pharmaceutical company in this same period of time.

•	The rolling submission of the dasatimib new drug application to the FDA for the treatment of chronic myelogenous leukemia (CML) was completed on December 28 with a request for priority review. Also in January 2006, our company submitted a filing for regulatory approval for dasatinib in the European Union.

•	The FDA issued an approvable letter for PARGLUVA for type 2 diabetes, but requested additional information to further understand PARGLUVA’s cardiovascular safety profile.

•	We executed seven discovery alliances in 2005.

•	In our earlier stage pipeline, our company progressed all of our targeted 10 drug candidates from discovery.

Execution of our Company Strategy

•	As a result of new product launches, in-line product growth, pipeline achievements and licensing efforts, our company now has an established and growing, or potentially significant, presence in many of our disease areas of focus, including cancer, HIV/AIDS, affective (psychiatric) disorders, atherosclerosis/thrombosis, hepatitis and rheumatoid arthritis—all representing areas of significant unmet medical need.

•	Investment in Research and Development increased 10% in 2005, building on our 12% increase in 2004.

•	Our company made several important development and manufacturing efforts in the area of biologics and both of our biologic manufacturing facilities have been approved after FDA inspection.

•	Nearly $200 million in cost reductions was achieved in 2005 related to changes to organization and business processes. Our company has set a goal and put processes in place to achieve an additional $500 million savings in 2007 and an incremental $100 million in 2008.

Corporate Citizenship

•	Our company and the Bristol-Myers Squibb Foundation announced plans for two new pediatric AIDS clinics in Uganda and Burkina Faso. These clinics are in addition to three clinics in Botswana, Lesotho and Swaziland which are all part of our company’s $150 million SECURE THE FUTURE initiative to address the HIV/AIDS pandemic in southern and West Africa.

•	Our company provided free medicines to more than 800,000 people in the U.S. in 2005 under its Access programs.

Effective March 2, 2005, Mr. Dolan received an option award of 500,500 shares and a restricted stock award of 100,000 shares. The option award has an exercise price of $25.45 and a Black-Scholes value at grant of $2,564,282. As with the other named executive officers, all options received by Mr. Dolan in 2005 have a 15% exercise threshold. Although the options vest 25% a year over four years, they may not be exercised until the stock price closes at least 15% above the exercise price for seven consecutive trading days. In order to preserve favorable accounting, the exercise thresholds lapse beginning in the ninth year. Pursuant to option expensing, beginning with the 2006 grants, the exercise thresholds will remain in place for the entire term. The value of this grant represents approximately 29% of Mr. Dolan’s long-term incentive award mix. The restricted stock award had a value at grant of $2,529,000. The value of this award represents approximately 28% of Mr. Dolan’s long-term incentive award mix. Overall the value of these awards was consistent with the value of his 2004 option and restricted stock awards, with the option value as slightly lower and the restricted stock value as slightly higher. It was our desire to maintain the approximate value of Mr. Dolan’s 2005 option and restricted stock awards at 2004 levels while increasing the long-term performance shares as described below.

Mr. Dolan participates in our company’s long-term incentive program. As with other executives, Mr. Dolan received a payout on the 2003-2005 Long-Term Performance Award of 75.1% of target ($1,095,904). The measures for the 2003-2005 award were equally weighted as follows: 50% cumulative earnings per share, 50% cumulative sales, with the final payout modified between 85% and 115% based on the company’s relative total stockholder return compared to its proxy peer group. For the 2005-2007 award, we set a target of 150,000 performance shares, which is an increase over the 2004 target. We determined this increase was appropriate based on our review of a report of Mr. Dolan’s total direct compensation prepared by Mercer Human Resource Consulting that showed his compensation was significantly below the median of the peer group companies.

It was also our desire to place a greater portion of total long-term compensation in the form of performance shares. This award, which represents 43% of Mr. Dolan’s long-term incentive opportunity for 2005, is completely performance based. If performance targets are not achieved, the 2005-2007 award will not pay out. The goals for this plan are equally weighted 50% on cumulative earnings per share targets and 50% on cumulative sales targets, with the final payout modified between 85% and 115% based on the company’s relative total stockholder return compared to its proxy peer group. Mr. Dolan will only receive the targeted number of shares if the company meets the cumulative earnings per share and sales targets approved by us and the company achieves total stockholder returns which place it at the median of its peer group for the three-year period.

Mercer’s Role

We retained an independent compensation consultant, Mercer Human Resource Consulting, beginning in October 2002. Mercer reports directly to us and has provided us with important assistance in evaluating our executive compensation policy and program and redesigning and enhancing elements of the program where appropriate. We continue to work with Mercer in carrying out our responsibilities of ensuring an executive compensation policy and program which is transparent to, and in the interests of, the company’s long-term stockholders.

Compensation and Management Development Committee

Lewis B. Campbell, Chair

Vance D. Coffman

James M. Cornelius

Louis W. Sullivan, M.D.

Performance Graph

The following graph compares the performance of Bristol-Myers Squibb for the periods indicated with the performance of the Standard & Poor’s 500 Stock Index (S&P 500) and the average performance of a group consisting of our peer corporations on a line-of-business basis. The corporations making up our peer companies group are Abbott Laboratories, AstraZeneca, Eli Lilly and Company, Glaxo SmithKline, Johnson & Johnson, Merck & Co., Inc., Novartis AG, Pfizer, Inc., Sanofi-Aventis (including the performance of Aventis prior to its merger with Sanofi), Schering-Plough Corporation and Wyeth.

Total return indices reflect reinvested dividends and are weighted using beginning-period market capitalization for each of the reported time periods. We measured our performance against this same group in the 2005 Proxy Statement.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

Assumes $100 invested on 12/31/00 in Bristol-Myers Squibb Common Stock, S&P 500 Index and Peer Companies Group Index. Values are as of December 31 of specified year assuming dividends are reinvested.

Ending of Year	2000	2001	2002	2003	2004	2005
Bristol-Myers Squibb	100	73.78	35.25	45.42	42.12	39.60
S&P 500 Index	100	88.11	68.64	88.33	97.94	102.75
Peer Group	100	87.41	72.00	81.64	79.91	81.98

Pension Benefits

The following table sets forth the aggregate annual benefit payable upon retirement at normal retirement age for each level of remuneration specified at the listed years of service.

PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30	35	40
$ 500,000	$150,000	200,000	250,000	300,000	350,000	400,000
1,000,000	300,000	400,000	500,000	600,000	700,000	800,000
1,500,000	450,000	600,000	750,000	900,000	1,050,000	1,200,000
2,000,000	600,000	800,000	1,000,000	1,200,000	1,400,000	1,600,000
2,500,000	750,000	1,000,000	1,250,000	1,500,000	1,750,000	2,000,000
3,000,000	900,000	1,200,000	1,500,000	1,800,000	2,100,000	2,400,000
3,500,000	1,050,000	1,400,000	1,750,000	2,100,000	2,450,000	2,800,000
4,000,000	1,200,000	1,600,000	2,000,000	2,400,000	2,800,000	3,200,000
4,500,000	1,350,000	1,800,000	2,250,000	2,700,000	3,150,000	3,600,000
5,000,000	1,500,000	2,000,000	2,500,000	3,000,000	3,500,000	4,000,000

Pension benefits are determined by final average annual compensation (defined as the average of the highest consecutive 5 years in the last 10 years) where annual compensation is the sum of the amounts shown in the columns labeled Salary and Bonus in the Summary Compensation Table. The pension formula for executives is the same formula used for all employees. The Compensation and Management Development Committee reviews retirement benefits regularly to ensure they are in alignment with the Company’s needs and consistent with competitive standards. Benefit amounts shown are straight-life annuities before the deduction for Social Security benefits. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes: P.R. Dolan—18 years; L. Andreotti—0 years (from March of 1998 through September of 2005, Mr. Andreotti was a participant in the Italian pension plan); A.R.J. Bonfield—3 years; J.L. McGoldrick—16 years (inclusive of 5 years of supplemental service provided due to a late career hire); E. Sigal—8 years; D.J. Hayden, Jr.—25 years.

Change in Control Arrangements

We have entered into change-in-control agreements with certain executives, including the Chief Executive Officer and the other named executive officers. These agreements are intended to provide for continuity of management in the event of a change in control of our company. The original agreements were entered into in 1999 and were in effect through December 31, 2002, and had been extended, with modifications as necessary, beginning on January 1, 2003, in one-year increments. Effective January 1, 2006, we revised the agreements to ensure compliance with recent changes in the tax laws and the Board policy limiting cash severance to 2.99 times base and bonus. Prior to revising the agreements, the Compensation and Management Development Committee reviewed the benefits provided under these agreements to ensure they met our needs and were within competitive parameters with the assistance of its outside compensation consultant. The Committee will continue to conduct such reviews on a regular basis to ensure the agreements generally conform with applicable company policies and competitive practices. The current agreements will expire on December 31, 2006 and may be extended with revisions, as appropriate, beginning on January 1, 2007, in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change-in-control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement shall continue in effect for a period of not less than 36 months beyond the month in which such change in control occurred.

The agreements provide that executive officers could be entitled to certain severance benefits following a change in control of our company and termination of employment. Under each agreement, a change in control would include any of the following events: (i) any person, as defined in the Securities and Exchange Act of 1934, as amended, acquires ownership of 20% or more of our then outstanding common stock; (ii) a majority of our directors are replaced during a two-year period; or (iii) the stockholders approve a merger or consolidation of our company or approve a plan of complete liquidation of our company.

Upon the executive’s termination following a change in control, unless such termination is: (1) by the company for cause (as defined in the agreement); (2) by reason of death; or (3) by the executive without good reason (as defined in the agreement), the covered executive would be entitled to a lump sum severance payment equal to 2.99 times the sum of the executive’s base salary and target bonus under the Performance Incentive Plan. In addition, the executive would receive a payout of any unpaid incentive compensation which has been allocated or awarded to the executive for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the executive for the current calendar year.

Further, all outstanding stock options granted to the executive officer would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement. All unvested matching contributions in the company Savings Plan would also vest. The executive officer would receive a cash amount for the additional benefit to which the executive officer would have been entitled had he or she been fully vested and credited three additional years of service and age for the purpose of calculating his or her tax-qualified and nonqualified pension benefits. Additionally, if the executive officer is under 55 years of age and/or has fewer than 10 years of service at the time of termination, he or she would receive payment of pension benefits in such form of distribution available under the pension plan, and otherwise would be treated under such pension plan as if the executive were 55 with at least ten years of service. For a three-year period after the date of termination, the executive officer would receive life and health insurance benefits and perquisites substantially similar to those that the executive is receiving immediately prior to the notice of termination. Thereafter, the executive officer will be eligible to participate in the company’s retiree medical plan. All payments will be made in compliance with Section 409A of the Internal Revenue Code and per the terms of the agreement, the timing and form of the payouts will be modified as necessary to ensure compliance.

In the event that any payments made to an executive officer in connection with a change in control and termination of employment would be subject to excise tax as excess parachute payments by the Internal Revenue Code, Bristol-Myers Squibb will gross up the executive officer’s compensation to fully offset such excise taxes provided the payments exceed 110% of the maximum total payment which could be made without triggering the excise taxes. If the aggregate parachute payments exceed such maximum amount but do not exceed 110% of such maximum amount, then the parachute payments would be automatically reduced so that no portion of the parachute payments is subject to excise tax and no gross-up payment would be made.

In consideration for receiving one of these agreements, each executive officer signed a non-compete/non-solicitation and general release agreement.

Certain Relationships and Related Transactions

Our Bylaws provide that, to the extent permitted by law, our company shall indemnify current and former directors and officers for expenses incurred or paid as a result of certain claims brought against them, or to which they are a party or otherwise, by reason of their current or prior services for the company and its subsidiaries. Our Bylaws further allow the company to advance payment of such expenses prior to final disposition of a claim upon the condition that the director or officer undertake to repay any such advanced amounts to the company should it be ultimately determined that the director or officer was not entitled to indemnification by the company.

Accordingly, pursuant to our Bylaws described above, we entered into agreements with each of Peter R. Dolan, Sandra Leung and John L. McGoldrick, under the terms and conditions described above, in connection with the previously disclosed private lawsuits and government investigations relating to U.S. wholesaler inventory and accounting matters. The lawsuits and investigations are further described in the company’s 2005 Annual Report on Form 10-K. Pursuant to these agreements, the company paid the legal fees incurred from January 1, 2005 until December 31, 2005 for each of Mr. Dolan, Ms. Leung and Mr. McGoldrick in the amount of $292,813, $41,819 and $877, respectively.

The Officers and Directors Indemnification Trust One was formed on October 20, 2005 pursuant to the settlement agreement among Bristol-Myers Squibb Company, our directors and officers, and our D&O insurers. The trust was formed to fund, under certain conditions, the payment of any settlement or judgment costs, including any award of attorneys’ fees to counsel for plaintiffs, incurred by or on behalf of certain of our current and former directors and officers in any derivative lawsuit brought on behalf of Bristol-Myers Squibb for which a claim for coverage under the policies released in the settlement could have been made. $37.25 million in insurance proceeds received in the settlement has been deposited into this trust. If the Trust has not already been terminated pursuant to the Trust Agreement, it will terminate five years from the effective date of the Agreement. BMS is the residual beneficiary of the Trust and will therefore receive any trust property that remains in the Trust upon its termination.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

As part of our continuing efforts to enhance our good corporate governance practices, under the direction of the Audit Committee, we undertook a thorough and robust process to review the selection of the company’s independent registered public accounting firm. Based on the results of that process, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2006 and dismissed PricewaterhouseCoopers LLP.

The reports of PricewaterhouseCoopers LLP on the company’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the company’s financial statements for each of the two fiscal years ended December 31, 2005 and 2004 and through the date hereof, there were no disagreements between the company and PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the matter in their report. During the two most recent fiscal years and through the date hereof, there have been no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2006. We are asking stockholders to ratify such appointment. In the event our stockholders fail to ratify the appointment, it will be considered as a direction to our Board of Directors and the Audit Committee to appoint another independent registered public accounting firm. It is understood that even if the appointment is ratified, our Board of Directors and the Audit Committee at their discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if our Board of Directors feels that such a change would be in the best interests of our company and our stockholders.

Representatives from PricewaterhouseCoopers LLP and Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Bristol-Myers Squibb’s independent registered public accounting firm for 2006.

Audit and Non-Audit Fees

The following table presents aggregate fees for professional audit services rendered by PricewaterhouseCoopers LLP (PwC) for the years ended December 31, 2004 and 2005 for the audits of our annual financial statements, and internal controls over financial reporting, and fees billed for other services rendered by PwC during those periods.

	2004	2005
	(in millions)
Audit	$19.95	$17.32
Audit Related	7.49	4.89
Tax	6.10	8.39
All Other	0.01	0.02

Total	$33.55	$30.62

Audit fees for 2004 and 2005 were for professional services rendered for the audits of our consolidated financial statements, attestation services relating to the report on our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act (Section 404), statutory and subsidiary audits, timely reviews of quarterly financial statements, consents, issuance of comfort letters, and assistance with review of documents filed with the SEC.

Audit Related fees for 2004 and 2005 were primarily for assurance services including Section 404 internal control reporting readiness services, employee benefit plan audits, due diligence related to acquisitions and divestitures, divestiture audits, income tax provision procedures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax fees for 2004 and 2005 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code) and tax advice, including assistance with and representation in tax audits and appeals, advice related to divestitures and acquisitions, preparation of individual income tax returns (excluding executive officers) and consultations relating to expatriate program and international compensation matters, and requests for rulings or technical advice from tax authorities.

All Other fees for 2004 and 2005 related primarily to license fees for accounting and reporting research library.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported in the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the four categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of services and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

As the Audit Committee of the Board of the Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company’s website.

Management has primary responsibility for our company’s financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. Our independent registered public accounting firm is responsible for performing an audit of Bristol-Myers Squibb’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring PwC’s accounting and auditing process on behalf of the Board of Directors.

As part of our oversight of Bristol-Myers Squibb’s financial statements, we review and discuss with both management and PwC all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with PwC matters required to be discussed pursuant to Statement on Auditing Standards No. 61, “Communications with Audit Committees” in the case of annual statements and Statement of Auditing Standards No. 100, “Interim Financial Information” in the case of quarterly statements, as currently in effect.

In addition, we have received the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and have discussed with PwC their independence from Bristol-Myers Squibb and its management. We have also determined that PwC’s provision of non-audit services in 2005 was compatible with, and did not impair, its independence.

We have discussed with our company’s internal auditors and PwC the overall scope and plans for their respective audits. We have met with the internal auditors and PwC, with and without management present to discuss the results of their examinations, the evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved that, the audited consolidated financial statements for the year ended December 31, 2005 be included in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member’s ability to act independently.

The Audit Committee

Vance D. Coffman, Chair

Robert E. Allen

Lewis B. Campbell

James M. Cornelius

Louis J. Freeh

Laurie H. Glimcher, M.D.

Leif Johansson

Louis W. Sullivan, M.D.

STOCKHOLDER PROPOSALS

We expect the following stockholder proposals (Proposals 3 through 7 on the proxy card) to be presented by stockholders at the Annual Meeting. The proposals are printed in the order in which they were received. Some of the proposals contained assertions about our company that we believe are inaccurate. We have not attempted to correct or refute all the inaccuracies. The Board of Directors, however, has recommended a vote against these proposals for broader policy reasons as set forth following each proposal. The names, addresses and share holdings of each of the stockholder proponents and, where applicable, of co-filers will be provided upon request to the Secretary of Bristol-Myers Squibb.

ITEM 3—STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION DISCLOSURE

RESOLVED: “That the shareholders recommend that the Board take the necessary steps that Bristol-Myers Squibb specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.” “The proponent of this resolution Mrs. Evelyn Y. Davis of 2600 Virginia Avenue NW, Suite 215, Washington, DC 20037, believes that this proposal is especially desirable at Bristol-Myers Squibb, because of the many problems the Company is facing.”

“If you AGREE, please mark your proxy FOR this proposal.”

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The company’s disclosures regarding the compensation of its executives meet, and in some cases exceed, current regulatory disclosure requirements. The Compensation and Management Development Committee Report on Executive Compensation, beginning on page 23 of this Proxy Statement, details the company’s philosophy and objectives in determining executive compensation and the various compensation methods and analyses used to accomplish those objectives. This Proxy Statement also discloses in great detail the compensation of several of the company’s most highly compensated employees.

We must continue to attract and retain the best talent in our executive ranks. Competition for talented individuals is fierce. The proposal, if implemented, could provide our competitors with detailed compensation information not otherwise available. Our competitors do not make this information available and the risk associated with disclosing this information is great and would place the company at a competitive disadvantage.

The Board believes that the proposal would impose unwarranted costs and administrative burdens on the company with little or no associated benefit to stockholders and, therefore, is not in the best interest of the company or its stockholders.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ITEM 4—STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING

RESOLVED: Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting as a bylaw or long-term policy. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 submitted this proposal.

Cumulative voting won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005. Cumulative voting also won an all-time record support for any GM shareholder proposal topic at the 2005 GM annual meeting. Thus, I believe this proposal could be a contender to obtain at least a 51% vote at our company’s meeting today.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“F” in Overall Board Effectiveness

“D” in Board Composition

“D” in Shareholder Responsiveness

“F” in Litigation & Regulatory Problems

“F” in Accounting

“D” in Strategic Decision-making

Overall Governance Risk Assessment = High

•	Poison Pill: A 2003 shareholder proposal asked our management to require shareholder approval of poison pills. Our board adopted a policy that our board can override the policy and adopt a pill without shareholder approval. This provision undermines the shareholder approval requirement, and it is not believed that the policy constitutes full implementation of the proposal according to The Corporate Library.

•	Recently our company agreed to pay the SEC $150MM and public pension funds $300MM in settlement of cases related to our company’s accounting.

Additionally:

•	Two of our directors were designated “problem directors” by The Corporate Library:

1) Mr. Coffman—due to his service on our Board. In 2004, Bristol-Myers settled a SEC suit alleging substantial accounting fraud. Mr. Coffman chaired Bristol-Myers’ audit committee at the time.

2) Mr. Robinson, compound by his service as our Chairman—because he chaired the director nominations committee at Coca-Cola, which received a Board Composition grade of “F” by TCL.

•	Four of our directors were allowed to hold from 4 to 8 director seats each—Over-Extension concern.

•	Four directors had 15 to 29 years tenure each—Independence concern.

I believe Cumulative voting will improve our corporate governance and increase the possibility of electing at least one director with a specialized expertise needed to turnaround the above practices.

Cumulative voting allows a significant group of shareholders to elect a director or directors of its choice—safeguarding minority shareholder interests and bringing independent perspectives to Board decisions.

Cumulative Voting—Yes on 4

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The Board of Directors believes that our present method for electing directors is working well and should not be changed. We, like most other major corporations, elect directors by providing that each share of common stock has one vote. The Revised Model Business Corporations Act, a model statute prepared by a committee of the American Bar Association, recommends that state laws not mandate cumulative voting and the great majority of states do not have mandatory cumulative voting.

Cumulative voting creates the possibility of partisanship among Board members by allowing narrow constituencies of stockholders to elect “special interest” directors. Directors elected by such a “special interest” constituency may have difficulty fulfilling their fiduciary duty of loyalty to the company and its stockholders due to inherent conflicts between the company and its stockholders on the one hand and the director’s constituency on the other. The Board believes that these potential conflicts create factionalism and discord within the Board, which may undermine its ability to work effectively as a governing body on behalf of the common interests of all stockholders. The present system of voting used by us and by most leading corporations prevents the stacking of votes behind potentially partisan directors. The present system thus promotes the election of a more effective Board in which each director represents stockholders as a whole.

The directors are elected annually and eight of the nine Board members nominated for election in 2006 are independent non-management directors. The Board’s Committee on Directors and Corporate Governance, which consists solely of non-management directors who qualify as independent under the New York Stock Exchange rules, recommends to the Board nominees for election as directors. This process helps ensure that the Board will continue to act independently and in the best interests of stockholders. The Committee on Directors and Corporate Governance will consider director candidates suggested by stockholders. The process by which stockholders may recommend director candidates is described on page 12 of this Proxy Statement.

For the foregoing reasons, the Board believes that cumulative voting is not in the best interest of the company or its stockholders.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” the proposal.

ITEM 5—STOCKHOLDER PROPOSAL ON RECOUPMENT

RESOLVED: Recoup Unearned Management Bonuses. Shareholders request our Board to adopt a policy in our bylaws if practicable whereby, in the event of a significant restatement of financial results or significant extraordinary write-off, our Board will review all bonuses and any other awards that were made to senior executives on the basis of having met or exceeded specific performance targets during the restatement period and will recoup, to the fullest extent practicable, for the benefit of our Company all such bonuses or awards to the extent that the specified performance targets were not achieved.

This would include that all applicable employment agreements and compensation plans adopt enabling or consistent text in an expedited manner as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans.

The need for this proposal is highlighted by our company announcing in June 2005 that it settled the U.S. Attorney’s investigation regarding questionable wholesaler inventory and accounting, in a Deferred Prosecution Agreement. The government will not pursue its criminal complaint if it is satisfied after two years that our company has complied with the terms of the Agreement. Under the Agreement, our company will make an additional $300 million payment to the shareholder fund previously established in connection with the company’s settlement with the Securities and Exchange Commission (SEC) announced in August 2004. As a result, our company will record an additional $249 million reserve.

To our Board’s credit, our Board has shown that it can act to improve our corporate governance. For instance, our Board filed our company’s revised Charter with the SEC on August 3, 2005. This reflected the declassification of our Board and removed several supermajority provisions as approved by stockholders on May 3, 2005. I believe that this proposal, Recoup Unearned Management Bonuses, is a further step in improving our corporate governance.

Similar to Proposal Voted at Computer Associates

This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated revenues in the fiscal year ending March 31, 2000 by reporting revenue from contracts before they had been signed.

Bonuses for senior executives that year were based on income exceeding goals. Sanjay Kumar, then CEO, received a $3.2 million bonus based on Computer Associates’ supposedly superior performance. Mr. Kumar did not offer to return his bonuses based on discredited earnings.

There is no excuse for over-compensation based on discredited earnings at any company. This proposal will give shareholders more options if we find ourselves in a situation similar to the Computer Associates scenario. If it appears that our Company reported erroneous results that must be negatively restated, then our Board should be enabled by adoption of this proposal to recoup executive pay that was not earned or deserved.

Recoup Unearned Management Bonuses

Yes on 5

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The Board of Directors generally agrees with the Proponent that if there is a significant restatement of financial results, bonuses should be recouped to the extent that the specified performance targets were not achieved. The Board has adopted a policy, which is posted on our website at www.bms.com, stating that we will require reimbursement of any bonus paid to executive officers and certain other officers where: a) the payment was predicated upon the achievement of certain financial results that were the subject of a restatement, b) in the Board’s view the executive engaged in misconduct that caused or partially caused the need for restatement, and c) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, we will seek to recover the executive’s entire annual bonus for the relevant period plus a reasonable rate of interest, which extends beyond the proposal as the proposal makes no mention of interest. The Board of Directors, therefore, believes that adoption of the proposal is unnecessary because the Board has already adopted a policy that addresses the concern raised by the proposal.

The recoupment policy encompasses cash bonuses awarded under the Executive Performance Incentive Plan. This is the only performance-based cash compensation plan that we currently maintain. In addition to the annual cash bonuses that may be recouped under the policy, non-cash performance-based awards granted under the 2002 Stock Incentive Plan may be recouped pursuant to the forfeiture provision in each executive’s plan agreement. The non-cash performance-based compensation granted under the Plan constitutes the only non-cash performance-based compensation granted to executives. Therefore, the proposal’s essential objective of recouping “all bonuses and any other awards” made on the basis of meeting specific performance targets is accomplished through the recoupment policy and the forfeiture provisions in the plan agreements.

The recoupment policy provides that the Board will require reimbursement of annual bonuses from executive officers who, in the Board’s view, “engaged in misconduct that caused or partially caused the need for the restatement.” The Board also will determine whether the bonus payments would have been lower had they been calculated based on the restated results. This is consistent with the discretion granted to the Board in the proposal, which provides that the judgment of the Board may be used in crafting a recoupment policy “in accordance with applicable laws and existing contracts and pay plans.”

The Board also believes the proposal is unworkable because it is vague and overreaching. It would presumably apply to all restatement situations, even restatements that were not caused by misconduct, and it would apply to all senior executives, including those who have no role in causing a restatement. As such, the adoption of the proposal could have the unintended effect of placing our company at a competitive disadvantage in recruiting critical talent. In addition, the proposal would apply to all significant extraordinary write-off situations, including those that were not caused by misconduct or associated with a restatement. In such case, we and our stockholders would also not be able to determine the period of time for which we are supposed to recoup compensation.

In contrast, the policy adopted by the Board addresses the concern raised by the proposal in a practicable and enforceable manner. The policy, together with our existing “clawback” provisions relating to stock options, restricted stock and long-term performance awards, makes clear the Board of Directors will take appropriate action in the event of misconduct.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ITEM 6—STOCKHOLDER PROPOSAL ON ANIMAL TREATMENT

This Proposal is submitted by People for the Ethical Treatment of Animals.

WHEREAS, the Company conducts tests on animals as part of its product research and development; and

WHEREAS, the Company also retains independent laboratories to conduct tests on animals as part of product research and development; and

WHEREAS, abuses in independent laboratories have recently been revealed and disclosed by the media; and

WHEREAS, the Company has an Animal Testing policy (the “Policy”) posted on its website as part of its commitment to Corporate Responsibility; NOW THEREFORE,

BE IT RESOLVED, that the shareholders request that the Board issue a report to shareholders on the feasibility of amending the Company’s Policy to ensure (a) that it extends to all contract laboratories and that it is reviewed with such outside laboratories on a regular basis, and (b) superior standards of care for animals who continue to be used for these purposes, both by the Company itself and by all independently retained laboratories, including provisions to ensure that animals’ psychological, social and behavioral needs are met. Further, the shareholders request that the Board issue an annual report to shareholders on the extent to which in-house and contract laboratories are adhering to this policy, including the implementation of the psychological enrichment measures.

Supporting Statement:

A number of pharmaceutical companies have adopted and prominently published animal welfare policies on their websites relating to the care of animals used in product research and development. The Company, as an industry leader, is commended for its efforts to “reduce our reliance on animal testing methods and ensure humane care when animal testing is unavoidable.”(1)

However, the recent disclosure of atrocities recorded at Convance, Inc. has made the need for formalized, publicly available animal welfare policy that extends to all outside contractors all the more relevant, indeed urgent. Filmed footage showed primates being subjected to such gross physical abuses and psychological torments that Convance sued to stop PETA Europe from publicizing it. The Honorable Judge Peter Langan, in the United Kingdom, who denied Convance’s petition, stated in his decision that the video was “highly disturbing” and that just two aspects of it, namely the “rough manner in which animals are handled and the bleakness of the surroundings in which they are kept . . . even to a viewer with no particular interest in animal welfare, at least cry out for explanation.”(2)

(1)	http://www.bms.com/static/ehs/perfor/data/produc.html#animaltest

(2)	The case captioned Covance Laboratories Limited v. PETA Europe Limited was filed in the High Court of Justice, Chancery Division, Leeds District Registry, Claim No. 5C-00295. In addition to ruling in PETA’s favor, the Court ordered Covance to pay PETA £50,000 in costs and fees.

Shareholders cannot monitor what goes on behind the closed doors of the animal testing laboratories, so the Company must. Accordingly, we urge the Board to commit to ensuring that basic animal welfare measures are an integral part of our Company’s corporate stewardship.

We urge shareholders to support this Resolution.

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The Board of Directors believes that this proposal is unnecessary because our company already has a program in place to ensure that the highest level of care be used when the use of laboratory animals is required. This program applies to both company laboratories as well as contract laboratories and is published on our website. The Board of Directors, therefore, believes that this proposal has been substantially implemented.

As referenced by the Proponents and as published on our website, we have maintained a long-standing, highly regarded program that is committed to reducing reliance on animal testing methods; that promotes the development, validation and use of non-animal tests; and provides the highest level of care when use of laboratory animals is required. We are also applying this program to our contract laboratories that are involved with the care and use of animals.

All of our laboratory animal facilities in the United States are accredited by the Association of Assessment and Accreditation of Laboratory Animal Care International, an unaffiliated review organization. Moreover, all non-U.S. sites and contractors must meet equivalent voluntary standards. We continue to meet or exceed the high standards of care and humaneness set by the National Research Council of the National Academy of Sciences, the National Institutes of Health and the U.S. Department of Agriculture as mandated under the Animal Welfare Act. All of our facilities and programs involved with the care and use of animals are periodically subjected to rigorous inspection by company auditors to ensure compliance with applicable standards.

We will continue our firm commitment to pursue quality humane care, reduce use of animals and to develop, where feasible, alternatives to animal use. The Board believes that our existing program is sufficient to ensure that the highest level of care for animals is used both by us and by our contract laboratories. In addition, the Board believes that publishing an additional report to stockholders beyond what is already published on our website would not be a good use of company resources.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ITEM 7—STOCKHOLDER PROPOSAL ON TERM LIMITS

RESOLVED: The shareholders of Bristol-Myers Squibb (“BMS”) urge the Board of Directors of (the “Board”) to amend the bylaws so that, beginning with the nomination of candidates for election as directors at the 2007 annual meeting, the Board shall not nominate any candidate (other than the Chief Executive Officer) who at the time of the upcoming annual meeting has served or will have served as a director for at least twelve years.

SUPPORTING STATEMENT

The Board of Directors is the only body elected by the shareholders of a publicly traded company such as BMS, and thus it is important that Board candidates be selected using the best governance practices.

The Corporate Library (“TCL”), an independent research firm on corporate governance, has identified an issue of concern pertaining to director tenure. TCL states:

Experienced directors can be important assets to almost any board. However, in certain situations, long-tenured directors can become serious liabilities…

(TCL)… recognizes that the best boards exhibit a good balance between long and short-tenured directors. The worst possible combination: a board comprised of one-third to one-half similarly long-tenured directors (over 15 years, and the higher the range the greater the likelihood of eventual failure) combined with no recently (zero to three years tenure) elected new directors.

We are concerned that BMS’s Board has aspects of what TCL regards as the “worst possible combination.” The company’s 2005 Proxy Statement included the following facts regarding directors’ service:

•	Apart from two directors added within the last year, BMS has added no new independent directors since 1998.

•	Of the nine independent directors who have served since 1998, five had served for longer than twelve years; their years of service were: 12, 15, 19 (two), and 29.

•	In or about 2004, as three of these five directors reached or neared the retirement age of 70, the Board raised it to 72.

We appreciate directors’ service. For many years in the 1980s and 1990s BMS performed very well, with steady, solid growth in sales, earnings, and dividends, and the company’s stock reflected the company’s fine performance. Since 2000, however, BMS’s performance has been disappointing.

•	The stock price is down by two-thirds.

•	Earnings are down and heading lower.

•	Company wrongdoing, admitted in its Deferred Prosecution Agreement, has cost more than $1.4 billion in payments so far.

We do not suggest that adoption of this proposal at an earlier point would by itself have avoided these disappointments. We believe, however, that the proposed policy could in the future help the Board refresh itself and thus help BMS deal with change in the company’s evolving markets, exploit advances in the science underlying new medicines, anticipate performance issues, and avoid legal problems.

Please vote FOR this proposal.

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The Board of Directors believes that mandating arbitrary twelve-year terms for members of the company’s Board of Directors is not in our best interests or the best interests of our stockholders. Employing such a policy could result in the premature departure of directors who have acquired extensive knowledge, insight and perspective about our business operations. Rather than deprive the company and the Board of the service of highly valued directors by imposing fixed term limits, the Board of Directors adheres to the following practices, as stated in our Certificate of Incorporation and Corporate Governance Guidelines:

•	All directors are elected on an annual basis, following formal nomination by the Committee on Directors and Corporate Governance of the Board.

•	When a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director must tender his or her resignation for consideration by the Committee on Directors and Corporate Governance, which recommends to the full Board the action, if any, to be taken with respect to the resignation.

•	Directors are required to retire from the board when they reach the age of 72.

In addition, pursuant to the New York Stock Exchange listing standards, our Board of Directors has adopted categorical standards to assist it in determining director independence. These standards must be met by the independent directors not only at the time of initial election to the Board, but continuously throughout the term of each independent director’s service.

We believe that the principles and practices currently in place provide the means to ensure the continuity of independent oversight by our Board, and that requiring term limits could deny the company and its stockholders of valuable contributions by long-standing directors and undermine our system of corporate governance.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ADVANCE NOTICE PROCEDURES

Under our Bylaws, no business may be brought before an annual meeting except as set forth in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to our company containing certain information set forth in our Bylaws, not fewer than 120 days before the date our company’s proxy statement is released to stockholders in connection with the prior year’s annual meeting. For our company’s meeting in 2007, we must receive this notice no later than November 22, 2006. These requirements are separate and distinct from and in addition to the SEC requirements that a stockholder must meet to have a stockholder proposal included in our proxy statement.

A copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, 345 Park Avenue, New York, New York 10154, attention: Secretary.

2007 STOCKHOLDER PROPOSALS

Stockholder proposals relating to our 2007 Annual Meeting of Stockholders must be received by us at our principal executive offices, 345 Park Avenue, New York, New York 10154, attention: Secretary, no later than November 22, 2006. Stockholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about our company. At the direction of the Board of Directors, that office acts as corporate governance liaison to stockholders.

ANNEX A

CORPORATE GOVERNANCE GUIDELINES

The business of the company is managed under the direction of the Board of Directors pursuant to the Delaware General Corporation Law and the company’s Bylaws. It has responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board selects the senior management team that is responsible for the day-to-day operations of the company and for keeping the Board advised of the company’s business. The Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

Composition and Structure of the Board

1.	Size of the Board. The Board in recent years has had between 10 and 12 members. This range permits diversity of perspectives and experience without hindering effective discussion. However, the Board is prepared to increase its membership if the Board deems it advisable, for example to bring new or specialized skills and talent to the Board.

2.	Board Membership Criteria. The Committee on Directors and Corporate Governance is responsible for reviewing with the Board, on an annual basis, the appropriate criteria for membership to the Board. Generally, non-employee directors should be persons of diverse backgrounds with broad experience in areas important to the operation of the Company such as business, science, finance/accounting, law, education or government and should possess qualities reflecting integrity, independence, wisdom, an inquiring mind, vision, a proven record of accomplishment and ability to work with others.

3.	Selection of New Directors. The Committee on Directors and Corporate Governance evaluates candidates and recommends them to the Board. The full Board is responsible for selecting its members and recommending them for election by the stockholders or by a majority vote of the Board to fill vacancies. The invitation to join the Board should be extended by the Chairman, on behalf of the entire Board.

4.	Voting for Directors. In the event any nominee for director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election (“Withheld Vote Director”), the following actions will take place:

a)	The Withheld Vote Director shall submit within ten (10) business days after the certification of the stockholder vote an offer of resignation to the Board of Directors for consideration by the Committee on Directors and Corporate Governance.

b)	The Committee on Directors and Corporate Governance, which is composed entirely of independent directors, shall consider the Withheld Vote Director’s offer of resignation and recommend to the Board whether to accept it based on their judgment of the best interests of the Company and its stockholders. The Committee on Directors and Corporate Governance will consider all factors deemed relevant including, the underlying reasons for the majority withheld vote (if ascertainable), the qualifications of Withheld Vote Director as well as his or her contributions to the Company. In making its recommendation, the Committee on Directors and Corporate Governance may consider a range of options including accepting the offer of resignation or rejecting the offer of resignation and addressing the underlying causes of the withheld vote.

c)	The independent members of the Board of Directors shall act on the recommendation of the Committee on Directors and Corporate Governance at its next regularly scheduled Board meeting which will be held within sixty (60) days after the certification of the stockholder vote.

d)	The Board of Directors shall promptly disclose its decision whether to accept or reject the Withheld Vote Director’s resignation offer within four (4) business days after the decision is made and the reasons for the decision in a broadly disseminated press release that will also be furnished to the U.S. Securities and Exchange Commission on Form 8-K.

The Withheld Vote Director shall not participate in the deliberations of the Committee on Directors and Corporate Governance or Board of Directors regarding his or her offer of resignation.

5.	Independent Directors. The Board’s policy is that a substantial majority of its members be independent directors. Only independent directors may serve on the Audit Committee, Compensation Committee and Committee on Directors and Corporate Governance.

Consistent with the New York Stock Exchange listing standards, to be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with the Company other than as a director. The Board will review annually all commercial and charitable relationships of directors. The Board has established the following standards to assist it in determining director independence. In each case below, the “Company” refers to Bristol Myers Squibb Company and its direct and indirect subsidiaries.

The Board has adopted the following categorical standards for determining which relationships will be considered immaterial:

a)	an immediate family member of the director is or has been employed by the Company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the Company;

b)	more than three years has elapsed since: i) the director was employed by the Company; ii) an immediate family member of the director was employed by the Company as an executive officer or iii) an executive officer of the Company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

c)	the director, or an immediate family member of the director, received $60,000 or less in any year in direct compensation from the Company (other than director’s fees or compensation that was deferred for prior service with the Company);

d)	more than three years has elapsed since i) the director has been a partner with or employed by the Company’s independent auditor or ii) an immediate family member personally worked on the Company’s audit as a partner or employee of the Company’s independent auditor; and

e)	the director has an immediate family member who is employed by the independent auditor but who is not currently a partner of the independent auditor, or employed by the auditor in its audit, assurance, or tax compliance (but not tax planning) practices;

f)	the director of the Company, or an immediate family member of a director, is a director, an executive officer or an employee of another company that makes payment to, or receives payment from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

g)	the director of the Company and/or an immediate family member of the director directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the Company for property or services; and

h)	the director of the Company is a director or an executive officer of a charitable organization or non-profit organization, and the Company’s, or the Bristol-Myers Squibb Foundation’s discretionary charitable contributions to the organization, in aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues;

For relationships that are not covered by the guidelines in paragraphs (a) through (h) above, or that do not satisfy those guidelines, but with respect to which the Board has discretion to make an independence determination under New York Stock Exchange listing standards, the initial determination of whether the relationship is material or not, and therefore whether the director would be considered independent or not, shall be made by the independent directors.

Where appropriate, the Board will disclose specific immaterial relationships.

In addition, members of certain Board committees, such as the Audit Committee, are subject to heightened standards of independence under various rules and regulations.

The Company will not make any personal loans or extensions of credit to directors or executive officers.

To help maintain the independence of directors, all directors are required to deal at arm’s length with the Company and to disclose circumstances material to the director that might be perceived as a conflict of interest.

6.	Selection and Responsibilities of Chairman and CEO. At this time, the Board has determined that the positions of Chairman and Chief Executive Officer should be separated. If circumstances change in the future, the Board may determine these positions should be held by the same person. The Board selects the Non-Executive Chairman and the Chief Executive Officer in accordance with the Company’s Bylaws and upon the criteria that the Board deems appropriate. The Chairman presides at all meetings of the Board and co-chairs the annual meeting of stockholders with the Chief Executive Officer. The Chief Executive Officer is responsible for the general management of the affairs of the Company and shall perform all duties which may be required by law and such other duties as are properly required by the Board. The Chief Executive Officer operates under the authorities delegated to the Chief Executive Officer by the Board of Directors.

7.	Directors Who Change Their Present Job Responsibility. When a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, the director shall tender a letter of resignation to the Board. The Committee on Director and Corporate Governance will evaluate whether to accept the resignation based on whether the individual continues to satisfy the Board’s membership criteria in light of his or her new occupational status.

8.

Other Directorships. Although the Board does not have a formal policy, independent directors are encouraged to limit the number of other boards (excluding non-profit) on which they serve. Independent directors are encouraged to advise the Chair and the Committee on Director and Corporate Governance in advance of accepting an invitation to serve on another board. The Committee on Directors and Corporate Governance and the full Board will take into account the nature of and the time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendations to stockholders.

9.	Term Limits. The Board’s policy is to not establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have a unique insight into the business of the Company and its operations.

10.	Board Compensation. The Committee on Directors and Corporate Governance is responsible for reviewing and recommending, on an annual basis, the compensation for independent directors. Company management reports to the Committee as to how the Company’s director compensation practices compare with those of other large public and peer group corporations. Any change in Board compensation is made upon the recommendation of the Committee on Directors and Corporate Governance, and following discussion and concurrence by the full Board. The Board believes that each director should have a personal investment in the Company and has established certain stock ownership guidelines for directors.

11.	Retirement Age. The Board’s policy is that non-employee directors and the Chief Executive Officer and any retired Chief Executive Officer should retire as a director at the Annual Meeting of Stockholders following his or her 72nd birthday. Any employee (other than the Chief Executive Officer) must retire as a director on the effective date of retirement as an employee. The full Board may make exceptions to this policy for special circumstances.

12.	Executive Sessions of Independent Directors. The independent directors of the Board will meet in Executive Session at least four times per year to discuss such topics as the independent directors determine, including evaluation of the performance of the Chief Executive Officer. The Non-Executive Chairman, and in his absence, the Chair of the Committee on Directors and Corporate Governance, shall preside over these sessions.

Board Responsibilities

1.	Duties of Directors. The basic responsibility of the directors is to exercise their business judgment to act in the best interests of the Company and its stockholders. In carrying out this responsibility, the Board also considers the concerns of its other stakeholders and interested parties, including its employees, customers, suppliers, partners, local communities, and the public at large. The directors rely on the honesty and integrity of the Company’s officers, employees, and outside advisors in making Board decisions. The directors are also responsible for acting as advisors to the senior management team.

Directors are expected to regularly attend Board meetings and meetings of committees on which they serve. Directors should spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Directors are expected to review meeting materials prior to Board and committee meetings. Directors are encouraged to ask questions and communicate concerns at any time.

2.	Continuing Director Education. The Committee on Directors and Corporate Governance will make available orientation programs for new directors and from time to time continuing education programs for directors, when appropriate.

3.

Evaluating the Board’s Performance. The Committee on Directors and Corporate Governance is responsible for conducting an annual evaluation of the performance of the Board for the purpose of increasing the effectiveness of the Board. The Committee shall report its conclusions to the

Board. This evaluation should be of the Board’s contribution as a whole and specifically review areas in which the Board and/or management believe improvement may be desirable.

4.	Compliance, Ethics and Conflicts of Interest. The Board and its Committees are responsible for oversight of the processes designed by senior management regarding compliance, including the Company’s Code of Business Conduct and Ethics for Directors, Code of Ethics of Senior Financial Officers and Standards of Business Conduct and Ethics. These Codes communicate the Company’s commitment to the highest standards of moral and ethical behavior in all of its business activities and its commitment to compliance with all applicable laws and regulations. Each of these Codes is available on the Company’s website.

Any waiver of these Codes by directors and executive officers may be made only by the Board of Directors or a Board Committee and must be promptly disclosed to stockholders. Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company. If any actual or potential conflict of interest arises for a director, the director shall promptly inform the Chief Executive Officer and the Chair of the Committee on Directors and Corporate Governance. If a significant conflict exists and cannot be resolved, the director shall resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Board Meeting Procedures

1.	Frequency of Meetings. The Board has approximately 10 regularly scheduled meetings per year. In addition, special meetings may be called from time to time as determined by the needs of the Company’s business.

2.	Selection of Agenda Items for Board Meetings. The Chairman of the Board and the Secretary of the Company will establish the agenda for Board meetings. Any Board member, however, may recommend the inclusion of specific agenda items. The agenda will be distributed in advance of the meeting to each director.

3.	Board Materials Distributed in Advance. Information, data and presentation materials that are important to the Board’s understanding of the business will be distributed in writing to the Board before the Board meets. Management will make every attempt to ensure that the materials being distributed are as concise as possible while giving directors sufficient information to make informed decisions. The Board acknowledges that, under certain circumstances, written materials may be unavailable to directors in advance of a meeting, and that certain items to be discussed at the Board meetings are of an extremely sensitive nature such that the distribution of materials on these matters prior to the Board meeting may not be appropriate.

Involvement of Senior Management

1.	Attendance of Non-Directors at Board Meetings. The Board welcomes the attendance at Board meetings of non-Board members who are present for the purpose of making presentations, responding to questions by the directors or providing counsel on specific matters within their area of expertise. Should the Chairman and Chief Executive Officer want to add additional people as attendees on a regular basis, it is expected that this suggestion would be made to the Board for its concurrence.

2.

Board Access to Management and Outside Advisors. Board members have complete access to the Company’s management and outside advisors. Board member contact with such individuals shall be handled in a manner that would not be disruptive to the business operation of the

Company. Any such contact that is in writing should be copied to the Chairman and Chief Executive Officer, as appropriate.

Furthermore, the Board encourages management to bring executives into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) are executives with future potential that the senior management believes should be given exposure to the Board.

Committee Matters

1.	Number, Structure and Independence of Committees. The Board currently has four committees: Audit, Compensation and Management Development, Directors and Corporate Governance and Executive. From time to time, the Board may want to form a new committee or disband a current committee depending upon the circumstances. The Committee on Directors and Corporate Governance is responsible for evaluating and recommending to the Board the responsibilities of the Board committees, including the structure, operations and the authority to delegate subcommittees.

Each of the Audit Committee, Compensation and Management Development Committee and Committee on Directors and Corporate Governance shall be comprised solely of independent directors, as that term is defined in the listing standards of the New York Stock Exchange. Each of these committees shall adopt a charter outlining the responsibilities of such committee.

2.	Assignment of Committee Members. The Committee on Directors and Corporate Governance is responsible, after consultation with the Chairman of the Board and with consideration of the desires of individual Board members, for the assignment of Board members to various committees, including evaluating and selecting Board committee chairpersons. Consideration should be given to rotating committee members periodically at about a five-year interval, but the Board does not have a firm policy mandating rotation of committee assignments since there may be reasons to maintain an individual director’s committee membership for a longer period.

3.	Frequency and Length of Committee Meetings. The committee chair, in consultation with committee members, will determine the frequency and length of the meetings of the committee. The committee chair will report the highlights of their meetings to the full Board following each meeting.

4.	Committee Agendas. The committee chair, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda. Any director, however, may recommend the inclusion of a specific agenda item for any committee meeting, regardless of whether the director is a member of such committee.

Leadership Development

1.	Annual Evaluation of the Chief Executive Officer. The independent directors perform an annual evaluation of the Chief Executive Officer. The evaluation should be based on objective criteria including performance of the business, accomplishment of long-term strategic objectives and development of management succession. The evaluation will be used by the Compensation and Management Development Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.

2.	Succession Planning. The Chief Executive Officer should provide to the Board an annual report on succession planning. There should also be available, on a continuing basis, the Chief Executive

Officer’s recommendation as a successor should he/she be unexpectedly disabled. This topic should be addressed regularly in Executive Session.

3.	Management Development. The Chief Executive Officer should provide to the Board, on an annual basis, an assessment of persons considered potential successors to certain senior management positions, including a review of any management programs recommended for such individuals.

Periodic Review

1.	The Committee on Directors and Corporate Governance is responsible for annually reviewing these principles, as well as considering other corporate governance principles that may, from time to time, merit consideration by the Board.

DIRECTIONS TO THE HOTEL DUPONT

By Car:

From Baltimore or Downstate Delaware:

1.	Take I-95 North to Wilmington Exit 7 marked “Route 52, Delaware Avenue”.

2.	From right lane, take Exit 7 onto Adams Street.

3.	At the third traffic light on Adams Street, turn right onto 11th Street.

4.	At the intersection of Delaware Avenue, bear left, continuing on 11th Street.

5.	Follow 11th Street through six traffic lights. Hotel duPont is on the right.

From New Jersey:

(New Jersey Turnpike)

1.	Take the New Jersey Turnpike South to Delaware Memorial Bridge.

2.	After crossing the Delaware Memorial Bridge, follow signs to I-95 North.

3.	From I-95 North, follow steps 1-5 outlined in directions “From Baltimore or Downstate Delaware”.

From Philadelphia:

(I-95 South):

1.	Take I-95 South through Chester to Wilmington.

2.	Follow I-95 South to Exit 7A marked “52 South, Delaware Avenue”.

3.	Follow 11th Street in the middle lane through six traffic lights. Hotel duPont is on the right.

By Train:

Amtrak train service is available into Wilmington, Delaware Station. The Hotel duPont is located approximately twelve blocks from the train station.

Parking:

Limited free parking for stockholders attending the 2006 Annual Meeting is available at the HOTEL CAR PARK, located on Orange Street between 11th and 12th Streets, approximately one block from the hotel.

Valet parking at the Hotel DuPont is available at your own expense.

YOUR        VOTE        IS        IMPORTANT

PLEASE         VOTE        YOUR        PROXY

To vote by Internet

P.O BOX 4000	1)	Read the Proxy Statement and have the proxy card below at hand.
PRINCETON, NJ 08540	2)	Go to website www.proxyvote.com.
	3)	Follow the instructions provided on the website.

To vote by Telephone

	1)	Read the Proxy Statement and have the proxy card below at hand.
	2)	Call 1-800-690-6903.
	3)	Follow the instructions.

To vote by Mail

	1)	Read the Proxy Statement.
	2)	Check the appropriate boxes on the proxy card below.
	3)	Sign and date the proxy card.
	4)	Return the proxy card in the envelope provided.

YOUR VOTE IS IMPORTANT
Do not return this proxy card if you vote by telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BMSQB1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRISTOL-MYERS SQUIBB COMPANY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” ITEMS 1 AND 2.
Vote On Directors
1.	Election of Directors				For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s name(s) on the line below.
	01) R. E. Allen	06) L. J. Freeh			☐	☐	☐
	02) L. B. Campbell	07) L. H. Glimcher, M.D.
	03) V. D. Coffman	08) L. Johansson
	04) J. M. Cornelius	09) J. D. Robinson III
05) P. R. Dolan
					THE BOARD OF DIRECTORS RECOMMENDS A VOTE			For	Against	Abstain
		For	Against	Abstain	“AGAINST” ITEMS 3, 4, 5, 6 AND 7.
Vote On Items

2.	Ratification of Independent Registered Public Accounting Firm	☐	☐	☐	3.	Executive Compensation Disclosure		☐	☐	☐

					4.	Cumulative Voting		☐	☐	☐

Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor,					5.	Recoupment		☐	☐	☐
administrator, trustee or guardian, please give full title as such.					6.	Animal Treatment		☐	☐	☐

I have included a Change of Address and/or Comments on the reverse side of this card.				☐	7.	Term Limits		☐	☐	☐
			Yes	No

I plan to attend the Annual Meeting.			☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household			☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2006 Annual Meeting of Stockholders

Tuesday, May 2, 2006

10:00 A.M.

Hotel duPont

11th & Market Streets

Wilmington, DE 19801

PHOTO IDENTIFICATION WILL BE REQUIRED

This is your admission ticket to the meeting.

This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable.

The Hotel duPont is located at 11th and Market Streets in downtown Wilmington, Delaware.

Directions to the hotel can be obtained by calling the hotel at (302) 594-3100 or via the Internet by accessing the hotel’s website at http://www.dupont.com/hotel/about_directions.htm

Limited free parking for stockholders attending the 2006 Annual Meeting is available at the HOTEL CAR

PARK, located on Orange Street between 11th and 12th Streets approximately one block from the hotel.

SHOW YOUR ADMISSION TICKET TO THE PARKING ATTENDANT TO RECEIVE

FREE PARKING

Valet parking at the Hotel duPont is available at your own expense.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 2, 2006

The undersigned hereby appoints Peter R. Dolan, Sandra Leung, and Richard K. Willard, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on May 2, 2006 at 10:00 A.M., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned’s employee plan account in the manner directed on the reverse side of this card. If no direction is given or is received after April 21, 2006, the Trustee will vote the shares in the same proportion as the shares as to which it has received instructions.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1 and 2 and AGAINST Items 3, 4, 5, 6 and 7. The full text of the items and the position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)